UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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ARCHER-DANIELS-MIDLAND COMPANY

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ARCHER-DANIELS-MIDLAND COMPANY

4666 Faries Parkway, Decatur, Illinois 62526-5666

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER located at 1001 Brush College Road, Decatur, Illinois, on Thursday, May 1, 2014, commencing at 8:30 A.M., for the following purposes:

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2014;

(3) To consider an advisory vote on the compensation of our named executive officers;

(4) To consider and act upon the stockholder’s proposal set forth in the accompanying proxy statement, if such proposal is properly presented; and

(5) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. C. FINDLAY, SECRETARY

March 21, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 1, 2014: THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.adm.com/proxy

ARCHER-DANIELS-MIDLAND COMPANY

4666 Faries Parkway, Decatur, Illinois 62526-5666

March 21, 2014

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in this mailing. We are first mailing our stockholders this proxy statement and a proxy form (included in this mailing) around March 21, 2014.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson Inc. to help us solicit proxies. We will pay Georgeson Inc. $24,000 plus reasonable expenses for its services. Our officers may solicit proxies by means other than mail. Our other employees or employees of Georgeson Inc. may also solicit proxies in person or by telephone, mail, or the internet at a cost we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stock stockholders of record at the close of business on March 10, 2014, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on March 10, 2014, we had 655,764,086 outstanding shares of common stock, each share being entitled to one vote on each of the twelve director nominees and on each of the other matters to be voted on at the meeting. Our stockholders are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Shareholder Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by April 17, 2014, an admission ticket will be mailed to you. Entities such as a corporation or limited liability company that are stockholders may send one representative to the annual meeting and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 7:30 A.M. on the day of the meeting. Stockholders who do not pre-register will be admitted to the meeting only upon verification of stock ownership.

The use of cameras, video or audio recorders or other recording devices in the James R. Randall Research Center is prohibited. The display of posters, signs, banners or any other type of signage by any stockholder in the James R. Randall Research Center is also prohibited. Firearms are also prohibited in the James R. Randall Research Center.

Any request to deviate from the admittance guidelines described above must be in writing, addressed to our office at Archer-Daniels-Midland Company, Secretary, 4666 Faries Parkway, Decatur, Illinois 62526-5666 and received by us by April 17, 2014. We will also have personnel in the lobby of the James R. Randall Research Center beginning at 7:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1)	delivering written notice of revocation to our Secretary;

(2)	delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws, directors are elected by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote on that matter. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (“SEC”), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount		Percent of Class
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	56,598,579	(1)	8.59

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	36,613,785	(2)	5.56

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	33,116,834	(3)	5.00

State Street Corporation One Lincoln Street Boston, MA 02111	34,036,387	(4)	5.20

(1)	Based on a Schedule 13G filed with the SEC on February 12, 2014, State Farm Mutual Automobile Insurance Company and related entities have shared voting and dispositive power with respect to 303,837 shares and sole voting and dispositive power with respect to 56,294,742 shares.
(2)	Based on a Schedule 13G filed with the SEC on February 11, 2014, The Vanguard Group has sole voting power with respect to 1,073,174 shares, sole dispositive power with respect to 35,600,833 shares, and shared dispositive power with respect to 1,012,952 shares.
(3)	Based on a Schedule 13G filed with the SEC on January 28, 2014, BlackRock, Inc. has sole voting power with respect to 27,155,380 shares and sole dispositive power with respect to 33,116,834 shares.
(4)	Based on a Schedule 13G filed with the SEC on February 4, 2014, State Street Corporation has shared voting and dispositive power with respect to 34,036,387 shares.

Proposal No. 1 — Election of Directors

Our board of directors has fixed the size of the board at twelve. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

Eleven of the twelve nominees proposed for election to the board of directors are presently members of the board and have previously been elected by our stockholders. The new nominee for election is Mr. Francisco Sanchez. Mr. Sanchez was identified by the Nominating/Corporate Governance Committee as a potential nominee and was recommended by the Nominating/Corporate Governance Committee after it had completed its interview and vetting process.

If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, the persons named in the proxy may vote for a substitute who will be designated by the board of directors. Alternatively, the board of directors could reduce the size of the board. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The table below lists the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly-owned companies, directorships of other publicly-owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of March 10, 2014, directly or indirectly. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

Name, Age, Principal Occupation or Position, Directorships of Other Publicly-Owned Companies	Year First Elected as Director	Common Stock Owned		Percent of Class
Alan L. Boeckmann, 65 Non-Executive Chairman of Fluor Corporation (an engineering and construction firm) from February, 2011 – February, 2012; Chairman and Chief Executive Officer of Fluor Corporation from February, 2002 – February, 2011; Director of Sempra Energy; Director of BHP Billiton and Burlington Northern Santa Fe within the past five years.	2012	15,156	(1)	*
Mollie Hale Carter, 51 Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation); Director of Westar Energy, Inc.	1996	11,675,093	(2)	1.78
Terrell K. Crews, 58 Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of Monsanto Company (an agricultural company) from September, 2007 – November, 2009; Executive Vice President and Chief Financial Officer of Monsanto Company from 2000 – 2007; Director of Rock-Tenn Company and Hormel Foods Corporation; Director of Smurfit-Stone Container Corporation within the past five years.	2011	11,831	(3)	*
Pierre Dufour, 59 Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health and the environment) since November, 2007; Executive Vice President of Air Liquide Group since 2002; Director of Air Liquide S.A.	2010	21,056	(4)	*
Donald E. Felsinger, 66 Executive Chairman of Sempra Energy (an energy services company) from June, 2011 – December, 2012; Chairman and Chief Executive Officer of Sempra Energy from February, 2006 – June, 2011; President and Chief Operating Officer of Sempra Energy beginning in January, 2005; Director of Northrup Grumman Corporation.	2009	37,704	(1)	*
Antonio Maciel Neto, 56 Chief Executive Officer of CAOA Group (a Brazilian vehicle distributor and manufacturer) since March, 2013; Director of Suzano Papel e Celulose since April 2013; Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) from June, 2006 – January, 2013; President of Ford South America from October, 2003 – April, 2006; President of Ford Brazil from July, 1999 – October, 2003; Director of Marfrig Alimentos S.A.	2006	28,538	(1)	*
Patrick J. Moore, 59 President and Chief Executive Officer of PJM Advisors, LLC (an investment and advisory firm) since June, 2011; Chief Executive Officer of Smurfit-Stone Container Corporation from June, 2010 – May, 2011; Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation from 2002 – June, 2010; Director of Exelis, Inc.; Director of Smurfit-Stone Container Corporation and Ralcorp Holdings, Inc. within the past five years(5).	2003	50,182	(1)	*

Name, Age, Principal Occupation or Position, Directorships of Other Publicly-Owned Companies	Year First Elected as Director	Common Stock Owned		Percent of Class
Thomas F. O’Neill, 67 Co-Chief Executive Officer of Kimberlite Advisors since October, 2013; Chairman of the holding company of First Allied (a broker dealer) and Chairman of Ranieri Partners Financial Services Group (a company which acquires and manages financial services companies) from November, 2010 – October, 2013; Principal, Sandler O’Neill & Partners, L.P. from 1988 – November, 2010; Director of The Nasdaq OMX Group, Inc. and Misonix, Inc.	2004	34,518	(1)	*
Francisco Sanchez, 54 Senior Managing Director of Pt. Capital (a private equity firm) and Chairman of CNS Global Consulting (an international trade and investment consulting firm) since November, 2013; Under Secretary for International Trade, U.S. Department of Commerce from March, 2010 – November, 2013; Senior Advisor, U.S. Department of Commerce from May, 2009 – March, 2010.		0		*
Daniel Shih, 62 Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited (a developer and manufacturer of footwear) from May, 2008 – August, 2013; Chairman of PepsiCo (China) Investment Ltd. and President, PepsiCo Beverages, China from October, 2006 – April, 2008.	2012	4,236	(1)	*
Kelvin R. Westbrook, 58 President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since October, 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(6) from approximately September, 2006 – October, 2007; President and Chief Executive Officer of Millennium Digital Media, L.L.C. from May 1997 – October, 2006; Director of Stifel Financial Corp. and T-Mobile USA, Inc. and Trust Manager of Camden Property Trust; Director of Angelica Corporation within the past five years.	2003	47,430	(1)	*
Patricia A. Woertz, 61 Chairman of the Board and Chief Executive Officer since February, 2014; Chairman of the Board, Chief Executive Officer and President from February, 2007 – February, 2014; Chief Executive Officer and President from May, 2006 – February, 2007; previously Executive Vice President of Chevron Corporation (a diversified energy company); Director of The Procter & Gamble Company.	2006	2,804,663	(7)	*

*	Less than 1% of outstanding shares
(1)	Includes only stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.
(2)	Includes 2,629,545 shares held in a family foundation or owned by or in trust for members of Ms. Carter’s family, 8,918,000 shares held in a limited partnership and 127,548 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(3)	Includes 760 shares owned individually and 11,071 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(4)	Includes 5,700 shares owned individually and 15,356 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(5)	Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.
(6)	Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January, 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.
(7)	Includes 976,669 shares owned individually or in trust, 1,827,320 shares that are unissued but are subject to stock options exercisable within 60 days and 674 shares allocated under our 401(k) and Employee Stock Ownership Plan.

The Board of Directors recommends a vote FOR the election of the twelve nominees named above as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Director Experiences, Qualifications, Attributes and Skills, and Board Diversity

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. In addition, the Nominating/Corporate Governance Committee considers personal characteristics of nominees and current board members, including race, gender and geographic origin, in an effort to obtain a diversity of perspectives on the board.

The specific experience, qualifications, attributes and skills that qualify each of our directors to serve on our board are listed below:

Alan L. Boeckmann

Prior to retiring in February, 2012, Mr. Boeckmann served in a variety of engineering and executive management positions during his 35-plus year career with Fluor Corporation, including non-executive Chairman of the Board from 2011-2012, Chairman of the Board and Chief Executive Officer from 2002-2011, and President and Chief Operating Officer from 2001-2002. His tenure with Fluor Corporation included responsibility for global operations and multiple international assignments. Mr. Boeckmann currently serves as a director of Sempra Energy and as a trustee and director of Eisenhower Medical Center in Rancho Mirage, California. He has previously served on the boards of BHP Billiton and Burlington-Northern Santa Fe. Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics. His extensive board and executive management experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable addition to our board of directors.

Mollie Hale Carter

Ms. Carter has twenty-six years of business experience in the agricultural sector, including consulting, finance and operations. Ms. Carter also has served since 1995 as the Chairman and/or Chief Executive Officer of a regional financial institution based in Salina, Kansas. Ms. Carter’s qualifications to serve as a director of the company include her substantial leadership experience as a chief executive officer, her financial expertise, her service as a director of Westar Energy, Inc., her previous service as a director of Premium Standard Farms, Inc., and her significant experience in the agricultural sector.

Terrell K. Crews

Mr. Crews retired from Monsanto Company in November 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from September 2007 to November 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to our board of directors extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business and international operations.

Pierre Dufour

Mr. Dufour is Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in November 2007. Since January 2010, he has supervised Air Liquide’s operations in the Americas, Africa-Middle East and Asia-Pacific zones, while also overseeing, globally, Air Liquide’s industrial World

Business Lines, Engineering and Construction. Mr. Dufour was elected to the board of Air Liquide S.A. in May, 2012. Mr. Dufour’s qualifications to serve as a director of our company include his substantial leadership, engineering, operations management and international business experience.

Donald E. Felsinger

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. Mr. Felsinger retired as Executive Chairman of Sempra Energy in December 2012. His leadership roles at Sempra Energy and other energy companies have allowed him to provide our board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs.

Antonio Maciel Neto

Mr. Maciel was named Chief Executive Officer of CAOA Group, a large Brazilian vehicle distributor and manufacturer, in March 2013. Mr. Maciel served as Chief Executive Officer of Suzano Papel e Celulose S/A, one of Latin America’s largest vertically integrated producers of paper and eucalyptus pulp, from June 2006 to January 2013. From 1999 to May 2006, Mr. Maciel held various executive positions with Ford Motor Company, including Chief Executive Officer of Ford South America Operations. Mr. Maciel’s qualifications to serve on our board of directors include his substantial leadership, international business, environmental and sustainability, engineering, product development and innovations and operations management experience.

Patrick J. Moore

Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking and administrative positions. Mr. Moore brings to our board of directors his substantial experience in leadership, banking and finance, strategy development, sustainability and operations management.

Thomas F. O’Neill

Mr. O’Neill has worked on Wall Street since 1972 and, as a founding principal of a nationally-recognized investment bank, he has broad experience in the areas of finance, mergers and acquisitions and business development. Mr. O’Neill specializes in working with financial institutions and his substantial experience in the finance community contributes to his role as a director and member of the Compensation/Succession Committee.

Francisco Sanchez

Mr. Sanchez is a Senior Managing Director at Pt. Capital, a private equity firm focused on responsible investments in the Pan Arctic. In addition, he is the founder and Chairman of the Board of CNS Global Consulting, a firm focused on international trade and investment. He is also a non-resident Fellow at the Brookings Institution. In 2009 President Obama nominated Mr. Sanchez to be the Under Secretary for International Trade at the U.S. Department of Commerce. He was later unanimously confirmed by the U.S. Senate. Mr. Sanchez served in that role until November of 2013. There he was responsible for strengthening the competitiveness of U.S. industry, promoting trade and investment, enforcing trade laws and agreements, and implementing the President’s National Export Initiative. Mr. Sanchez will bring to our board of directors substantial experience in public policy, international trade and international investment.

Daniel Shih

Mr. Shih served as Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange, from May 2008 to August 2013. He previously held executive positions with PepsiCo (China) Investment Ltd. and Motorola

(China) Electronic Ltd. Mr. Shih’s qualifications to serve as a director of the company include his extensive business experience in Asia and his expertise in business strategy, leadership development, joint ventures and mergers and acquisitions.

Kelvin R. Westbrook

Mr. Westbrook brings legal, media and marketing expertise to the board of directors. He is a former partner of a national law firm, was the President, Chief Executive Officer and co-founder of two large cable television and broadband companies and was or is a member of the board of numerous high-profile companies, including T-Mobile USA, Inc. and the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook currently serves on the boards of two other public companies and a multi-billion dollar not-for-profit healthcare services company.

Patricia A. Woertz

Prior to joining the company, Ms. Woertz held positions of increasing importance at Chevron Corporation and its predecessor companies. Having started her career as a certified public accountant with Ernst & Ernst, and with a broad range of executive roles at Chevron Corporation and its predecessor companies, Ms. Woertz brings to the board of directors of our company a significant amount of leadership, strategy development, risk management, mergers and acquisitions, international business, marketing, finance and technology experience.

Board Leadership Structure

Our company’s board of directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the board believes it is in the best interests of our company to make this determination based on the position and direction of our company and the constitution of the board and management team. The board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The board has determined that having our company’s Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information and resources necessary to facilitate board function. Therefore, the board believes that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The non-management directors typically elect a Lead Director at the board’s annual meeting. Ms. Carter is currently serving as Lead Director. The board believes that naming an independent Lead Director more properly reflects the accountability and responsibilities that accompany a non-executive position and does not believe that our stockholders would benefit at this time by having the roles of Chief Executive Officer and Chairman of the Board filled by different individuals. Our Lead Director provides the board with independent leadership and facilitates the independence of the board from management. In accordance with our Corporate Governance Guidelines, the Lead Director: (i) presides at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serves as liaison between the Chairman and the independent directors; (iii) consults with the Chairman on meeting agendas, schedules and information provided to the board; (iv) has the authority to call meetings of the independent directors; and (v) if requested by major stockholders, ensures that he or she is available for consultation and direct communication.

In addition to appointing a Lead Director, our non-management directors facilitate the board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the board’s delegation of authority parameters also serve to foster effective board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s board of directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk and the steps management is taking to manage our company’s risks. While the board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to our board of directors regarding significant matters identified with respect to the foregoing. The Nominating/Corporate Governance Committee has the authority to assign oversight of risk areas to specific committees as the need arises.

Management has established an Integrated Risk Management Committee consisting of personnel representing multiple functional and regional areas within our company, with broad oversight of the risk management process. Such committee’s responsibilities and objectives include:

•	ensuring implementation and maintenance of a process to identify, evaluate and prioritize risks to achievement of our company’s objectives;

•	ensuring congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives;

•	supporting the integration of risk assessment and controls into mainstream business processes and decision-making;

•	clearly identifying roles and responsibilities across our company in regard to risk assessment and control functions;

•	promoting consistency and standardization in risk identification and controls across our company;

•	ensuring sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets;

•	regularly evaluating the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators; and

•	reporting regularly to senior management and our board regarding the above-described processes and the most significant risks to our company’s objectives.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based on our review of Forms 3, 4 and 5 we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended December 31, 2013, the following persons filed the number of late reports or failed to file reports representing the number of transactions set forth after his or her name: D. R. Ostermann, 1 report/1 transaction.

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with our company. The stock ownership guidelines applicable to the named executive officers (as defined herein) are set forth below.

Executive	Ownership Guideline as a Multiple of Salary
P. A. Woertz	5x
J. R. Luciano	3x
R. G. Young	3x
D. C. Findlay	3x
C. E. Huss(1)	1.5x

(1)	Mr. Huss retired as an executive officer and employee of our company effective December 31, 2013 and is no longer subject to the stock ownership guideline.

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 10, 2014, directly or indirectly, by each of the individuals named in the Summary Compensation Table herein.

Name	Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Class
P. A. Woertz	2,804,663	1,827,320	*
J. R. Luciano	514,403	131,254	*
R. G. Young	228,859	63,202	*
D.C. Findlay	114,351	—	*
C. E. Huss(2)	218,265	113,692	*

*	Less than 1% of outstanding shares
(1)	Includes shares allocated to the accounts of the named individuals under our 401(k) and Employee Stock Ownership Plan and, pursuant to SEC rules, stock options exercisable within 60 days.
(2)	Mr. Huss’s information is reported as of December 31, 2013.

Common stock beneficially owned as of March 10, 2014 by all directors, director nominees and executive officers as a group, numbering 33 persons including those listed above, except for Mr. Huss, who retired as an executive officer and employee of our company effective December 31, 2013, is 17,364,986 shares representing 2.65% of the outstanding shares, of which 371,739 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 2,826,858 shares are unissued but are subject to stock options exercisable within 60 days and no shares are subject to pledge.

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

(1) the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

(2) the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

(3) the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

(4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

(5) the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

(1) is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

(2) is not employed by one of our professional services providers;

(3) does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director;

(4) does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

(5) is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

(6) is not personally receiving compensation from us in any capacity other than as a director; and

(7) does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

The board of directors has reviewed business and charitable relationships between us and each non-employee director and director nominee to determine compliance with the NYSE and bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that ten of its eleven current members, Messrs. Boeckmann, Crews, Dufour, Felsinger, Maciel, Moore, O’Neill, Shih and Westbrook, and Ms. Carter, are independent and that Mr. Sanchez, a director nominee, is also independent. Ms. Woertz is not independent under the NYSE or bylaw standards because of her employment with us.

In determining that Mr. Boeckmann is independent, the board considered that, in the ordinary course of business, Sempra Energy, of which Mr. Boeckmann is a director, sold utility services to our company, on an arms-length basis during the fiscal year ended December 31, 2013. The board determined that Mr. Boeckmann does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Boeckmann’s independence.

In determining that Ms. Carter is independent, the board considered that, during the fiscal year ended December 31, 2013, the company purchased utility services from Westar Energy Inc. in the ordinary course of business and on an arms-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that Ms. Carter does not have a direct or indirect material interest in such utility transactions, and that such utility transactions do not otherwise impair Ms. Carter’s independence.

In determining that Mr. Crews is independent, the board considered that, in the ordinary course of business, Rock-Tenn Company, of which Mr. Crews is a director, purchased certain commodity products from our company and sold certain supplies to our company and that Hormel Foods Corporation, of which Mr. Crews is a director, purchased certain commodity products from our company, all on an arms-length basis during the fiscal year ended December 31, 2013. The board determined that Mr. Crews does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Crews’ independence.

In determining that Mr. Dufour is independent, the board considered that, in the ordinary course of business, Air Liquide Group, of which Mr. Dufour is Senior Executive Vice President and a director, sold certain supplies and commodity products to our company on an arms-length basis during the fiscal year ended December 31, 2013. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Air Liquide Group’s consolidated gross revenues, that Mr. Dufour does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Dufour’s independence.

In determining that Mr. Maciel is independent, the board considered that, in the ordinary course of business, CAOA Group, of which Mr. Maciel is Chief Executive Officer, sold automobiles and maintenance services to our Company on an arms-length basis during the fiscal year ended December 31, 2013. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of CAOA Group’s consolidated gross revenues, that Mr. Maciel does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Maciel’s independence.

In determining that Mr. Moore is independent, the board considered that, in the ordinary course of business, Ralcorp Holdings, Inc., of which Mr. Moore was a director for a portion of the fiscal year ended December 31, 2013, purchased certain commodity products from, and sold certain products to, our company, on an arms-length basis during such period. The board determined that Mr. Moore does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Moore’s independence.

In determining that Mr. Westbrook is independent, the board considered that, in the ordinary course of business, Stifel Financial Corp., of which Mr. Westbrook is a director, provided certain brokerage services to our company and that T-Mobile USA, Inc., of which Mr. Westbrook is a director, provided certain telecommunications services to our company, all on an arms-length basis during the fiscal year ended December 31, 2013. The board determined that Mr. Westbrook does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Westbrook’s independence.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set-out the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our internet site, www.adm.com, and are available free of charge on written request to the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The Lead Director, or in his or her absence, the chairman of the Nominating/Corporate Governance Committee, presides at such meetings. The non-management directors met in executive session five times during Fiscal Year 2013.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, our board of directors held six meetings. All incumbent directors attended 75% or more of the combined total meetings of the board and the committees on which they served during such period. Our Corporate Governance Guidelines provide that all directors standing for election are expected to attend the annual meeting of stockholders. All director nominees standing for election at our last annual stockholders’ meeting held on May 2, 2013, attended that meeting.

Information Concerning Committees and Meetings

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our internet site, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. Crews, Chairman, Mr. Dufour, Mr. Felsinger, Mr. Maciel, Mr. Moore and Mr. Shih. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee. The Audit Committee reviews:

(1) the overall plan of the annual independent audit;

(2) financial statements;

(3) the scope of audit procedures;

(4) the performance of our independent auditors and internal auditors;

(5) the auditors’ evaluation of internal controls;

(6) matters of legal and regulatory compliance;

(7) the performance of our company’s compliance function; and

(8) certain relationships and related transactions.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook, Chairman, Mr. Boeckmann, Ms. Carter, and Mr. O’Neill. The Compensation/Succession Committee met four times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards, including the NYSE listing standards specifically applicable to compensation committee members.

The Compensation/Succession Committee:

(1) establishes and administers a compensation policy for senior management;

(2) reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

(3) approves all compensation elements with respect to our executive officers and all employees with a base salary of $500,000 or more;

(4) reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(5) establishes and reviews a compensation policy for non-employee directors;

(6) reviews and monitors our succession plans;

(7) approves awards to employees pursuant to our incentive compensation plans; and

(8) approves major modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

The Compensation/Succession Committee provides reports to the board of directors and, where appropriate, submits actions to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specifies the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis”.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Maciel, Chairman, and Mr. Boeckmann, Mr. Felsinger, Mr. Shih, and Mr. Westbrook. The Nominating/Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Nominating/Corporate Governance Committee:

(1) identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

(2) recommends individuals to the board for nomination as members of the board and board committees;

(3) develops and recommends to the board a set of corporate governance principles applicable to the company; and

(4) leads the evaluation of the directors, the board and board committees.

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder, provided that the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

Executive Committee

The Executive Committee consists of Ms. Woertz, Chairman, Ms. Carter, Lead Director, and Mr. Moore. The Executive Committee met once during the most recent fiscal year. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our internet site, www.adm.com, and is available free of charge on written request to the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be promptly disclosed on our internet site.

Compensation Discussion and Analysis

Introduction and Executive Summary

This Compensation Discussion and Analysis explains the process the Compensation/Succession Committee uses to determine compensation and benefits for the company’s named executive officers (“NEOs”) and provides a detailed description of those programs.

This discussion focuses on the compensation provided to the company’s NEOs during 2013, who were:

Name	Title
P.A. Woertz	Chairman and Chief Executive Officer (“CEO”)

J.R. Luciano	President and Chief Operating Officer (“COO”)

R.G. Young	Senior Vice President and Chief Financial Officer (“CFO”)

D.C. Findlay	Senior Vice President, General Counsel & Secretary

C.E. Huss	Senior Vice President and Chief Risk Officer (“CRO”)

How Pay is Tied to Company Performance

The company’s business objectives are the foundation for our compensation programs. We believe, and our compensation programs support, that as an employee’s level in the organization or level of responsibility increases, so should the proportion of performance-based compensation. As such, the executive compensation programs closely tie pay to performance and will only deliver competitive levels of compensation if we achieve our goals and enhance shareholder value.

2013 Financial and Operating Performance

During 2013, the Company delivered solid results in a challenging business environment. The year represented a shift from tight global crop supplies to record supplies. Our team carefully managed this transition with lean inventories and nimble operations, while at the same time improving the underlying earnings power of the organization. Throughout this period of extremes, we consistently posted solid overall financial results and created good shareholder value. We continue to focus on better aligning the company’s portfolio of businesses and enhancing efficiencies. Specific performance highlights included:

•	Adjusted EBITDA (as defined in Annex A to this proxy statement) of $3.379 billion

•	Strong focus on costs, and on target to achieve approximately $200 million in cost reductions between January 1, 2013 and December 31, 2014

•	Increased profits in the company’s Corn business unit, while several businesses within the Oilseeds business unit set profit and volume records

•	Management of capital expenditures and thoughtful investment of $957 million

In 2012, the company made the decision to transition to a calendar fiscal year. As part of this transition, the Compensation/Succession Committee implemented a six-month performance and compensation period from July 1, 2012 through December 31, 2012, hereinafter referred to as “FY2012.5”. Company pay and performance for FY2012.5 reflect a partial year. Prior fiscal years, such as FY2012 and FY2011, reflect a twelve-month performance and compensation period from July 1 through June 30. This is important to consider when attempting year-to-year comparisons of company pay and performance.

How Business Performance Determines Executive Compensation

The following charts illustrate the relationship between Company performance, based on three key metrics, and the compensation of the company’s Chairman and Chief Executive Officer in FY2012, FY2012.5 and CY2013. These key metrics, Adjusted EBITDA, Adjusted ROIC and total shareholder return (“TSR”), were chosen because they correlate with and are reflective of long-term stockholder value. Adjusted EBITDA and Adjusted ROIC are both “non-GAAP” financial measures that are defined and reconciled to the most directly comparable amounts reported under GAAP in Annex A, “Definition and Reconciliation of Non-GAAP Measures.”

Adjusted EBIDTA ($ Billion)	Adjusted ROIC

Fiscal Year TSR	CEO Pay ($ Million)[1]

1 — Pay is defined as base salary paid in the year, annual incentives earned in the year but paid in the following year and the grant date fair value of long-term equity incentives earned in the year (but granted the following year).

NEO Earned Incentive Compensation in 2013

In 2013, we achieved financial performance of $3.379 billion of Adjusted EBITDA and Adjusted ROIC of 6.5%. These results were both above the prior fiscal period’s annualized results. This performance, under the company’s incentive award formula led to a cash bonus award of 69.0% of target for the NEOs, before application of individual multipliers. The Compensation/Succession Committee subsequently can make adjustments to this award within a range of -20% to +20% based on their assessment of individual and group performance (the “individual multiplier”). For 2013 performance, the Compensation/Succession Committee elected to award the CEO, COO and CFO the same individual multiplier (1.05) in recognition of their collective efforts as an executive management team and their contribution to the company’s success. The Compensation/

Succession Committee incorporated its and the full Board’s assessment of the company’s CEO’s performance and full company performance when approving Ms. Woertz’s individual multiplier. Mr. Findlay and Mr. Huss were each awarded an individual multiplier of 1.0, and Mr. Findlay’s offer of employment, which was finalized in July, also provided for a signing bonus and a target bonus award for CY2013.

In early 2014, the Compensation/Succession Committee granted long-term incentive (“LTI”) awards for 2013 at a challenge level, reflecting its assessment of the company’s relative, and absolute performance for the three-year period ended December 31, 2013, including our one-year TSR of 61.9%. The Committee considers multiple performance factors in making these awards, including an assessment of the company’s three-year TSR compared to the S&P 100 Industrials, as well as other comparators. These awards will appear in next year’s Summary Compensation Table. The LTI awards granted in February 2013 for the six-month FY2012.5 were awarded based on performance ended December 31, 2012, were pro-rated to half of the full year’s award value and are shown as 2013 compensation, as required, in this year’s Summary Compensation Table.

As noted above, FY2012.5 was a partial year, and therefore comparing full fiscal year data from 2013 to partial fiscal year data from FY2012.5 may give the incorrect impression that the company’s pay program is more volatile period-to-period than it is in reality. While the company’s pay program provides for changes in pay year over year due to its strong alignment with the company’s financial performance, direct comparisons between full fiscal years 2013 and 2012 to FY2012.5 data are misleading due to the partial year compensation in FY2012.5.

In the second table below, we illustrate the fluctuations in reported total direct compensation (salary, annual bonus and long-term incentives) levels that we consider related to the company’s change in fiscal year end for a hypothetical individual whose base salary, annual cash incentive and grant date fair value of LTI equity awards would otherwise have been constant over the relevant periods. For comparative purposes, the first table shows the impact of the fiscal year end change as considered by the Compensation/Succession Committee in making its award decisions.

1 — Earned compensation differs from compensation as reported in the summary compensation table in these graphs in the treatment of long-term incentives, whose grant date fair value for purposes of earned compensation is included in the period in which the awards were considered earned, which is the period immediately prior to the period in which they were granted, but for purposes of the summary compensation table is included in the period in which the awards were granted. Note that 2014 Earned Compensation has not yet been earned and represents an estimate of potential earned compensation.

Realizable Pay

While most of the required compensation disclosures represent the awards that may be earned, realizable pay considers pay that is actually earned based on performance. The primary difference involves equity-based compensation, which is typically presented in the Summary Compensation Table in terms of a “grant date fair value” estimated at the time an award is granted, but which is valued for purposes of realizable pay at a specific point in time based on the actual market price of the company’s stock.

•

NEO awarded total direct compensation has declined during the past three years, based on company performance, including the company’s TSR with respect to relevant comparisons. As reported, 2013 compensation also appears lower due to the partial award in 2013, reflecting the company’s six-month FY2012.5 NEO realizable pay is only a portion of the granted award value. The largest portion of NEO compensation opportunity is provided in the form of equity, of which 50% has been in the form of stock options that have zero value if share price does not increase. Twenty-five percent of the equity award relating to FY2012.5 performance was granted in the form of performance share units that are forfeited if performance goals are not achieved. NEOs’ realizable compensation is a function of past results, including Adjusted EBITDA, Adjusted ROIC and TSR, as well as future stockholder value. In order for NEOs to actually realize the “grant date fair value” of the compensation awarded, ADM must deliver future stockholder value creation.

Results of 2013 Advisory Vote On Executive Compensation

At the 2013 Annual Meeting of Stockholders, we held the company’s third advisory vote on executive compensation. Approximately 93% of the votes cast were in favor of this advisory proposal. The Compensation/Succession Committee believes that this strong level of support, and the similarly strong levels of support manifested in prior periods, affirms broad stockholder agreement with the existing executive compensation programs and the Compensation/Succession Committee’s decisions. The Committee considered this outcome in determining no substantive changes would occur for 2014. At the 2014 Annual Meeting of Stockholders, we will again hold an annual advisory vote on executive compensation. The Compensation/ Succession Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Program Design

The objectives of the company’s executive compensation program are to:

•	Attract and retain a strong executive team and motivate them to develop leadership and successors;

•	Align the interests of the NEOs with those of the company’s stockholders;

•	Encourage a culture of pay-for-performance by requiring sufficient financial performance before awards may be earned and directly tie awards to quantifiable performance;

•	Encourage and reward current business results through cash salaries and performance-based annual cash incentives;

•	Reward sustained performance by granting equity and maintaining ownership guidelines; and

•	In aggregate, provide total compensation opportunities that are competitive with comparator companies and other companies with which we compete for executive talent.

The company’s executive compensation program is built on a structure that balances short and long term performance:

•	Salaries generally target the median of companies of similar scope, complexity and business environment;

•	The company’s annual cash incentive program is primarily based on two key measures of financial performance; and

•

The size of the long-term incentive program awards is based on the company’s ability to drive stockholder value over a three-year period. The awards have generally been granted using a mix of stock options and RSUs to continue the alignment of the interests of the company’s NEOs and stockholders.

We pay an annual cash incentive only if the company’s overall performance warrants. The company’s annual cash incentive program emphasizes company-wide performance objectives to encourage the executives to focus on overall company success and leadership to generate the most value across the entire company. Our assessment of company performance is directly tied to stockholder expectations by ensuring the delivery of threshold levels of Adjusted EBITDA and Adjusted ROIC before awards may be earned. Individual performance and the Compensation/Succession Committee’s informed judgment are incorporated to ensure actual awards appropriately reflect the company’s operating environment and individual executive contributions.

The company’s LTI program is designed to reward sustained performance and to retain talented executives and employees. The Compensation/Succession Committee conducts a thorough assessment of multi-year, typically three-year, performance incorporating perspective on company and market factors, including relative and absolute stockholder return and strategic, operating, and financial milestones, when determining the portion of an executive’s target award that should be granted, but focuses largely on the company’s TSR performance compared to the S&P 100 Industrials. The Compensation/Succession Committee granted pro-rated awards for FY2012.5 to reflect one-half year of service and relative TSR performance for the three-year period from January 1, 2010 — December 31, 2012. The Committee elected to award these grants at the base level to maintain alignment with stockholders and help to retain the company’s executive talent. However, these awards are below the targeted competitive level of compensation due to the company’s below-median TSR for that three-year period. These adjusted FY2012.5 awards appear in this year’s proxy statement as grants made in 2013 even though they are reflective of prior performance. The Committee granted LTI awards in 2014 in consideration of relative TSR performance from January 1, 2011 — December 31, 2013. These awards were made at the “challenge” level, reflecting our three-year TSR performance, which approximated the median of the S&P 100 Industrials and the company’s exceptional 2013 TSR of 61.9%.

Executive Compensation Best Practices

We annually review all elements of NEO pay and, where appropriate for our business and talent objectives and our stockholders, may make changes to incorporate and maintain current best practices.

Ongoing Best Practices:

•	A clawback policy covering all cash and equity incentives of NEOs and certain other senior executives;

•	A clawback provision in agreements for long-term incentives that provides for the forfeiture or recovery of prior awards for a broad range of reasons for all employees;

•	A Compensation/Succession Committee comprised solely of independent directors;

•	A regular review of stockholder advisory groups’ guidelines and policies, including regular dialogue with these groups, to ensure executive pay programs appropriately consider stockholder interests;

•	A regular, independent review of the company’s compensation programs by an outside consultant to assess risk;

•	A consistent, company-wide rewards strategy that utilizes the same company-wide performance metrics for all employees;

•	Stock ownership guidelines for NEOs and additional senior leaders;

•	An active, detailed role for the Compensation/Succession Committee in determining equity award grant structure and value;

•	An independent compensation consultant retained by, and reporting to, the Compensation/Succession Committee, who has no other business with the company;

•	Regular briefings from the compensation consultant regarding key trends;

•	Annual reviews of the company’s comparator groups;

•	An annual review of CEO performance;

•	An annual review of NEO performance;

•	No individual employment agreements for NEOs, with the exception of the company’s CEO;

•	Non-compete provisions for retirees to be eligible to receive future equity award vesting;

•	No change-in-control tax gross-ups, with the exception of that provided in the original employment agreement with the company’s CEO;

•	No dividends paid on unvested performance-based awards;

•

Limited perquisites — no clubs, financial planning or tax reimbursement for perquisites, except for relocation expenses as applies to all employees. The company currently only provides: an executive physical, and limited personal use of company aircraft as approved by the CEO, although the CEO will continue to be required to utilize the company aircraft for travel, in addition to a home security system for personal security;

•	No company cars for NEOs[1];

•	A policy that prohibits executives and directors from hedging of the Company’s securities; and

•

A policy that requires executives and directors to review any pledging of Company securities with the Company’s General Counsel prior to engaging in such activity; and that prohibits pledging by executives and directors who have not met stock ownership guidelines.

Oversight of Executive Compensation

What is the Role of the Compensation/Succession Committee?

The Compensation/Succession Committee is composed solely of independent directors and is responsible to the board of directors and the company’s stockholders for establishing the company’s compensation philosophy and establishing and administering the company’s compensation policies and programs consistent with this philosophy. The Compensation/Succession Committee’s responsibilities are set forth in the Compensation/Succession Committee’s charter, which is available on the investor relations section of the company’s website. Additional information regarding the Compensation/Succession Committee’s authority to determine compensation can be found herein under the caption “Compensation/Succession Committee.”

What is the Role of the Board?

The board approves the company’s business plan, which is one of the factors used to set financial business objectives for the annual cash incentive plan. The non-management directors establish and approve all performance criteria for evaluating the CEO and annually evaluate the performance of the CEO based on these criteria. The non-management directors also ratify the CEO’s compensation. When asked by the Compensation/Succession Committee, the board can also provide input and ratification on any additional compensation-related issues. The board also conducts an annual review of the company’s performance.

[1]	— During CY2013, Mr. Huss had a company automobile until his retirement on December 31, 2013. No other NEO has a company automobile.

What is the Role of the Compensation/Succession Committee Consultant?

The Compensation/Succession Committee retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance provides no other services to the company. The independent compensation consultant reports directly to the Compensation/Succession Committee, and provides the Compensation/Succession Committee with objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Compensation/Succession Committee’s responsibilities under its charter. Each Compensation/Succession Committee meeting includes an executive session where the Compensation/Succession Committee meets exclusively with the independent consultant; company management is not included in these meetings. Outside of these meetings, the independent consultant interacts with the company’s management team solely on behalf of the Compensation/Succession Committee to assist the Compensation/Succession Committee in fulfilling its duties and responsibilities. The Compensation/Succession Committee will only retain consultants that it believes will provide independent advice. The Compensation/Succession Committee has assessed the independence of Pay Governance pursuant to the SEC’s and NYSE’s rules and concluded that the work Pay Governance has performed does not raise any conflict of interest.

What are the Roles of Executives?

To assist the Compensation/Succession Committee in determining compensation for the other NEOs, the company’s CEO participates in discussions with the Compensation/Succession Committee regarding the officers’ performance and compensation. She provides the Compensation/Succession Committee with her assessment of the NEOs’ performance, both as individuals and with respect to the functions or business units they oversee. She also recommends to the Compensation/Succession Committee, but does not vote on, the specific amount of compensation that should be paid to the other NEOs.

The company’s Senior Vice President of Human Resources oversees all employee compensation and the administration of benefits programs, under the oversight and direction of the Compensation/Succession Committee. He prepares the majority of the materials for the Compensation/Succession Committee meetings and provides analyses that assist the Compensation/Succession Committee with its decisions, such as summaries of competitive market practices, summaries of the company’s succession planning actions, and reports regarding the company’s performance. In addition, throughout the year, he facilitates meetings with management to help the Compensation/Succession Committee gain a better understanding of company performance. He ensures that the Compensation/Succession Committee is provided a rigorous assessment of year-to-date performance at each Compensation/Succession Committee meeting. At the direction of the Chairman, the company’s Senior Vice President of Human Resources involves other members of management in portions of the Compensation/Succession Committee meetings to participate in discussions related to company and individual performance and the company’s compensation and benefit programs. The company’s executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to attend by the Compensation/Succession Committee.

How Do the Committee’s Decisions Incorporate The Company’s Executive Compensation Objectives?

1.

Alignment of Executive and Stockholder Interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of the company’s NEOs with the interests of the company’s stockholders. For 2013, on average for the company’s NEOs participating in the company’s standard executive compensation programs for the full year, 70% of actual total direct compensation was in the form of equity. These awards were determined primarily based on the company’s three-year TSR, compared to the S&P 100 Industrials. RSU awards typically vest three years from the date of grant, stock options typically vest over five years, and performance share units are generally subject to a three-year performance period. We also include a clawback provision in agreements for long-term incentive awards that not only enables us to recover awards if the recipient engages in prohibited conduct, but also makes awards subject to any clawback policy involving the restatement of the company’s earnings.

2.	Enable Us to Attract and Retain Top Executive Talent. Stockholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. The company’s compensation program for NEOs delivers salary, annual cash incentive and long-term incentive targeted to be market competitive as described below. The Compensation/Succession Committee used input from management and from its independent compensation consultant to select comparator groups of companies. The use of multiple comparator groups allows the Compensation/Succession Committee to understand compensation levels for talent across a broad marketplace. We utilize three comparator groups ranging from a broad general industry group based on revenue scope to a custom industry group. When selecting these groups, we considered industry, business complexity and size. We believe that these comparator groups, used together, provide a composite view of the competitive market in which the company competes for executive talent. In addition to the market data points gathered through this analysis, the Compensation/Succession Committee considers individual and corporate performance, roles and responsibilities, growth potential and other qualitative factors when establishing executive pay levels. Each year, management and the Compensation/Succession Committee evaluate the comparator groups to ensure each group remains applicable. Any changes are carefully assessed in an effort to maintain continuity from year to year. Minor changes were required to the company’s comparator groups for 2013 to accommodate transaction activity among certain companies. The comparator groups were:

•

The company’s primary comparator group is comprised of the constituents of the S&P 100 Industrials Index. As a large, global company engaged in multiple lines of business, the company’s competition for talent, business and investment is broad. The S&P 100 Industrials companies provide a defined, broad sample of large companies facing business dynamics similar to the company. These companies, as of February 2013 when CY2013 pay decisions were made, were: 3M Co., Abbott Laboratories, Accenture plc, Aetna Inc., Alcoa, Inc., Amazon.com Inc., Amerisource Bergen, Apple Inc., AT&T, Inc., Baker Hughes Incorporated, Best Buy Co. Inc., Cardinal Health, Inc., Caterpillar Inc., CenturyLink, Inc., Chevron Corporation, Cigna Corp., Cisco Systems, Inc., Comcast Corporation, ConocoPhillips, Costco Wholesale Corporation, CVS Caremark Corporation, Deere & Company, Dell Inc., DIRECTV, E. I. du Pont de Nemours and Company, Eli Lilly & Company, EMC Corporation, Emerson Electric Co., Express Scripts Holding, Exxon Mobil Corporation, Fluor Corporation, Ford Motor Co., General Dynamics Corp., General Electric Company, Goodyear Tire & Rubber Co., Google Inc., Halliburton Company, Hess Corporation, Hewlett-Packard Company, Honeywell International Inc., Humana Inc., Intel Corporation, International Business Machines Corporation, International Paper Company, Johnson & Johnson, Johnson Controls Inc., Kimberly-Clark Corporation, Kohl’s Corp., Kraft Foods Group, Inc., Lockheed Martin, Lowe’s Companies Inc., LyondellBasell Industries, Macy’s, Inc., Marathon Petroleum Corporation, McDonald’s Corp., McKesson Corporation, Merck & Co. Inc., Microsoft Corporation, Mondelez International, Inc., Murphy Oil Corporation, National Oilwell Varco, Inc., News Corp., Nike Inc., Northrop Grumman Corporation, Nucor Corporation, Occidental Petroleum Corporation, Oracle Corporation, Pepsico Inc., Pfizer Inc., Philip Morris International, Inc., Phillips 66, Procter & Gamble Co., QUALCOMM Incorporated, Raytheon Co., Safeway Inc., Schlumberger Limited, Sprint Nextel Corp., Staples, Inc., Sysco Corporation, Target Corp., Tesoro Corporation, The Boeing Company, The Coca Cola Company, The Dow Chemical Company, The Home Depot, Inc., The Kroger Co., The TJX Companies, Inc., The Walt Disney Company, Time Warner Cable Inc., Time Warner Inc., Tyson Foods Inc., United States Steel Corp., United Technologies Corp., UnitedHealth Group, Incorporated, Valero Energy Corporation, Verizon Communications Inc., Walgreen Co., Wal-Mart Stores Inc., WellPoint Inc., Xerox Corporation.

•

We also utilize a custom industry group comprised of 17 companies that operate in one or more of the same industries, adjacencies or lines of business as our company. We believe these comparisons provide industry-specific insight into pay levels and practices differences within the company’s industries. These 17 companies are: Altria Group Inc., Bunge Ltd., Caterpillar Inc., ConAgra Foods, Inc., Deere & Co., Dow Chemical, DuPont (E.I.) De Nemours, General Mills, Hess Corp., International Paper Company, Marathon Oil Corp., Mondelez International, PepsiCo, Tesoro Corp., Tyson Foods Inc., Valero Energy Corp., Weyerhaeuser.

•

Finally, to provide a broad market context across all industries, we utilize data from all nonfinancial companies participating in the Towers Watson Executive Compensation Database with revenue of $20 billion or greater.

We do not use these comparator groups to assess annual company financial performance. Company performance is assessed annually using the two key financial performance metrics of Adjusted EBITDA and Adjusted ROIC. In seeking to provide a competitive target total direct compensation package, the Compensation/Succession Committee reviews comparator group compensation data, both with respect to total direct compensation and compensation elements, as a general reference to make compensation decisions, but does not establish specific compensation parameters based on such data. In this regard, the Compensation/Succession Committee considers target total direct compensation to be competitive if it is within a range of 80-130% of total direct compensation of the market 50th percentile for comparable positions and responsibilities among comparator groups described above. While positioning to the comparator market data is considered, other factors ultimately determine how a named executive officer is paid, including individual responsibilities, an executive’s experience and tenure, individual performance, and business objectives.

3.	NEO Compensation Should Reflect The Company’s Results. The company’s executive compensation program emphasizes variable, performance-based pay and is targeted and assessed in the aggregate, although the Compensation/Succession Committee reviews each component independently as well. Base salary is reviewed annually and adjusted based on a variety of factors including, in addition to an evaluation relative to competitive market practices as described above, a subjective evaluation of each NEO’s overall performance and tenure. The CEO provides the Compensation/Succession Committee with a recommendation of annual base salary adjustments, individual and group performance factors and short and long-term incentive award target levels for all officers, other than the CEO. The Compensation/Succession Committee takes the CEO’s recommendations, along with information provided by the compensation consultant and management into consideration when making annual base salary adjustments, individual and group performance factor adjustments and any adjustments to annual cash incentive award opportunity levels. The annual cash incentive plan for CY2013 targeted awards at 80% to 159% of each NEO’s base salary, but actual awards may range from zero to 240% of the target level depending on performance against the specific goals. Annual cash incentives are paid if, and to the extent that, corporate goals approved by the Compensation/Succession Committee are attained. Equity compensation is also assessed in a similar manner and is designed to reward measurable results.

Elements of Compensation

Executive Compensation Elements

Element		Purpose		Characteristics
•	Base Salary	•	Fixed pay to recognize an individual’s role and responsibilities	•	Reviewed annually and set based on competitiveness versus the external market, individual performance and internal equity

•	Annual Cash Incentive	•	Paid upon achievement of pre-defined, operational and financial goals	•	Performance-based award opportunity that varies based on company and individual achievements

•	Long-Term Incentive	•	Create current and future alignment with stockholders	•	Typically a mix of stock options and RSUs
				•	Award level based on prior 3 years’ performance, largely based on the company’s TSR compared to the S&P 100 Industrials and other relevant benchmarks in any given year

•	Benefits	• •	Provide for basic health, welfare and income security needs Supplemental retirement benefits provided to employees whose benefits under broad-based retirement plan are limited under applicable tax law	•	NEOs participate in the broad-based qualified retirement and health and welfare plans available to all employees. In addition, they are eligible to participate in the Supplemental Retirement Plan and the Deferred Compensation Plan (these plans are described herein under the captions “Supplemental Retirement Plans” and “Non-Qualified Deferred Compensation Plans”). NEOs are also eligible for limited perquisites as described above.

How are the Elements Used to Deliver Total Pay?

The company’s NEOs excluding Mr. Huss1 received, on average, 85% of actual total direct compensation in variable pay and 70% of actual total direct compensation in equity awards for CY2013. Although the Compensation/Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, we do place greater emphasis on variable pay for executives with more significant responsibilities, reflecting their greater capacity to affect the company’s performance and results. The charts below present the mix of actual total direct compensation received for CY20132.

1.	Mr. Huss’s retirement was effective December 31, 2013, and, as such, he did not receive a CY2013 LTI award.
2.	Actual total direct compensation is defined as CY2013 base salary plus cash incentive earned for CY2013 performance (paid in 2014) and LTI awards for CY2013 (granted in 2014).

What Elements were Used to Deliver Mr. Findlay’s Total Pay for CY2013?

At the time Mr. Findlay was hired, we were partway through CY2013. Though we did not provide any form of employment agreement, we did commit to certain initial compensation terms.

•	We provided Mr. Findlay a $500,000 signing bonus in consideration of forgone compensation at his prior employer due to his joining ADM

•	We committed to providing Mr. Findlay an annual non-equity incentive award of $700,000 for CY2013

•	We committed to providing Mr. Findlay a “base” level long-term incentive award with a grant date value of $2,100,000 in 2014

•

At the time of his hire, we awarded Mr. Findlay equity awards to compensate him for his forfeiture of equity awards at his previous employer, designed to retain his services into the future, and to align his compensation with shareholders. We granted:

•	86,907 RSUs that cliff vest three years from the date of grant, and

•	99,503 stock options that vest ratably over five years

•

These equity awards are subject to accelerated vesting in the event of death or termination of employment for reasons other than ‘gross misconduct’ or for ‘good reason’ as those terms are defined in the offer letter

Beginning with CY2014, Mr. Findlay will participate in the same programs as all other NEOs.

Base Salary

How are Base Salaries Determined?

Base salaries are established based on an NEO’s position, skills, performance, experience, tenure and responsibilities. Competitiveness of base salary levels is assessed annually relative to salaries within the marketplace for similar executive positions. Increases may be considered for various factors such as individual performance, changes in responsibilities, and/or changes in competitive marketplace levels.

What Were the Base Salary Increases for Named Executives?

The only increase to base salary that the Compensation/Succession Committee made for CY2013 was a 2% increase for the Chief Risk Officer in recognition of his strong performance. (Due to the timing of the company’s salary adjustments, base salaries presented in the Summary Compensation Table below differ slightly from how we consider annualized salary levels.).

Annual Cash Incentives

How Do We Calculate Annual Cash Incentives?

Beginning with the six-month transition period ended December 31, 2012, we adopted a new annual incentive program. The program was a significant shift from the company’s prior program design in that it is a simple profit-sharing design. We maintained this program for CY2013. Under this program design, no awards can be earned if we do not achieve a threshold level of Adjusted EBITDA, at least equal to the amount of the company’s dividend payments and after-tax interest expenses for the year. Under the 2013 program design, once the threshold level of Adjusted EBITDA was earned, 1.1% of Adjusted EBITDA above that level was allocated to fund the annual incentive pool. This value was then subject to adjustment based on Adjusted ROIC performance; if the company’s Adjusted ROIC was more than 2% below the company’s weighted average cost of capital, the pool was to be reduced by 10%, and if it was more than 2% above the company’s weighted average cost of capital, the pool was to be increased by 10%. Board of Directors’ discretion is no longer imbedded in the formula. The individual performance factor for NEOs continues to be 0.80 to 1.20 , and is assessed by the Compensation/Succession Committee incorporating elements such as safety, compliance with The ADM Way, and other individual and group factors.

Annual cash incentives are determined by the degree to which company financial performance expectations are achieved and the Compensation/Succession Committee’s independent assessment of the company’s performance. This outcome may then be adjusted within a range of -20% to +20% based on the Compensation/Succession Committee’s assessment of individual and group performance. The formula used to calculate an annual cash incentive payout for NEOs can be expressed as follows:

1.1% of Adjusted EBITDA above 1.1B $25.1M	X	Adjusted ROIC Factor 1.0	=	Total Bonus Pool $25.1M	÷	Total Challenge Award Level $36.6M	= 69% X	Individual Multiplier 1.05[1]	= 72%

1 — For illustrative purposes, a 1.05 individual multiplier is used. Individual multipliers vary by NEO based on the Compensation/Succession Committee’s assessment of individual performance and contribution to the company’s success.

How is the Individual Performance Multiplier Determined?

For CY2013, the Compensation/Succession Committee elected to award the CEO, COO and CFO the same individual multiplier of 1.05 in recognition of their collective efforts as an executive management team and their contribution to achieving significant financial results for CY2013 and planning for future strategic initiatives to grow stockholder value. The Compensation/Succession Committee incorporated its and the full Board’s assessment of the company’s CEO’s performance and full company performance when approving Ms. Woertz’s individual multiplier. Messrs. Findlay and Huss were each awarded an individual multiplier of 1.0 in recognition of their efforts during transition years — Mr. Findlay joining ADM in July 2013 and Mr. Huss retiring at the end of 2013.

What is the Resulting Annual Cash Incentive for Each NEO?

The purpose of the annual cash incentive program is to reward performance based on the achievement of company, business and individual objectives. At the start of each fiscal year, the Compensation/Succession Committee approves minimum, target, and maximum annual cash incentive levels for each NEO. Target annual cash incentive levels are expressed as a percentage of salary. Based on company and individual performance, annual cash incentive payouts can range between 0% and 240% of the target annual cash incentive. Based on the determination of the company and individual performance factors as described above, each NEO received an annual cash incentive for CY2013 equal to 69.0% of his or her target annual cash incentive, which was then adjusted by each NEOs individual multiplier.

Executive	Target Cash Incentive Opportunity (% of Salary)	Minimum Cash Incentive Opportunity	Target Cash Incentive Opportunity	Maximum Cash Incentive Opportunity	Actual CY2013 Cash Award
P.A. Woertz	150.0%	$0	$1,950,000	$4,680,000	$1,412,775
J.R. Luciano	159.0%	$0	$1,500,000	$3,600,000	$1,086,750
R.G. Young	129.0%	$0	$1,000,000	$2,400,000	$724,500
D.C. Findlay[1]	100.0%	$700,000	$700,000	$1,680,000	$700,000
C.E. Huss	80.0%	$0	$437,000	$1,048,800	$301,530

1 — Pursuant to his offer of employment, we agreed to provide Mr. Findlay a target $700,000 non-equity incentive for CY2013. In future years in which Mr. Findlay is an employee for the entire fiscal year, his incentive will be determined in the same manner as the other NEOs.

Equity-Based Long-Term Incentives

The company’s long-term incentive program (“LTI Program”) aligns the interests of executives with those of stockholders by rewarding the achievement of long-term stockholder value, supporting stock ownership, and encouraging long-term service with the company. In the following sections, we discuss the process for determining equity grants delivered under the company’s LTI Program.

In terms of grant size and grant form, the company’s LTI awards are determined based upon the Compensation/Succession Committee’s assessment of performance during the prior three fiscal years. For example, equity grants made in early CY2013 (February 2013) reflected the Compensation/Succession Committee’s assessment of performance from January 1, 2010 through December 31, 2012. This concept of making grants based on the assessment of prior performance is similar in approach to the company’s annual cash incentive plan. As such, the company’s equity-based long-term incentive grants are performance based. The Compensation/Succession Committee’s assessment of performance considers the company’s TSR performance relative to the S&P 100 Industrials as well as multiple other performance factors and economic conditions, and is not strictly formulaic. The company’s equity grants reflect a historical three-year performance comparison. The February 2013 grants appear in the Grants of Plan-Based Awards table and are reflected in the Summary Compensation Table information for CY2013 because the SEC requires companies to report LTI awards for the fiscal year during which they were granted, even if they are based on performance during earlier fiscal years.

How Did We Determine LTI Awards Granted in February 2013?

Actual awards for FY2012.5 were granted at the base level and awarded in February 2013. The base level provides an award that provides below-market compensation to reflect the company’s below-median TSR growth. The Compensation/Succession Committee made this award in recognition of ongoing improvements in operations and the desire to create continued retention and shareholder alignment among the company’s executive team. To further enhance the performance orientation of the company’s programs , the awards for FY2012.5 were granted in a mix of vehicles: 50% of the aggregate grant date fair value in RSUs, 25% in stock options and 25% in performance share units. The performance share units only vest at the end of a three-year performance period if performance warrants. For the performance share units to vest, we must annually achieve an Adjusted ROIC equal to or better than the company’s weighted average cost of capital (WACC) in calendar years 2013, 2014, and 2015. In one of those three years, we must also achieve an Adjusted ROIC of WACC+2 percent. These performance share unit awards will be settled in shares of the company’s common stock on a 1 for 1 basis in March 2016 only if these goals are achieved. If the performance goals are not achieved, the award is forfeited and no shares will be earned.

	FY2012.5 Long-Term Incentive[1]
Executive	Minimum Award	Base Award	Challenge Award	Premium Award	February 2013 Award
P.A. Woertz	$0	$4,000,000	$4,725,000	$5,725,000	$4,000,000
J.R. Luciano	$0	$2,050,000	$2,150,000	$2,500,000	$2,050,000
R.G. Young	$0	$1,250,000	$1,350,000	$1,700,000	$1,250,000
D.C. Findlay[2]	$0
C.E. Huss	$0	$300,000	$324,076	$377,576	$300,000

1.	Values are pro-rated to reflect the partial year.
2.	Mr. Findlay was not employed by ADM at the time FY2012.5 awards were granted.

At the start of FY2012.5, base, challenge and premium LTI grant values were established for each NEO. Under this structure, competitive grants are only provided if the company’s TSR is at or above median of the applicable market comparisons reviewed by the Compensation/Succession Committee. The Compensation/Succession Committee may grant “base” awards to maintain the appropriate alignment between management and stockholders through the opportunity to realize future equity value and to provide for necessary retention of the company’s key executive talent.

Challenge awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual target cash incentives. For the February 2013 awards, the Compensation/Succession Committee determined that the NEOs would receive a “base award.” These awards primarily reflect the company’s three-year TSR, compared to the S&P 100 Industrials, but the Compensation/Succession Committee also considers the company’s one-year, three-year and five-year relative TSR compared to the S&P 100

Industrials, the company’s custom comparator group and the peer group identified by Institutional Shareholder Services Inc. in its review of the company’s FY2012.5 executive compensation programs, as well as the company’s challenges in delivering against the company’s operating and financial goals and management’s significant work in FY2012.5 to better position the company for future growth. The Compensation/Succession Committee also considers the awards to provide a strong alignment with stockholders, particularly the portion (25%) granted in stock options which have no value to the executive if stockholder value is not created and the portion (25%) delivered in performance share units which can only be earned if the company’s Adjusted ROIC performance warrants. The portion (50%) granted in time-vested RSUs provides for the necessary retention of key talent.

Vesting conditions of the company’s equity awards granted in February 2013 generally are as follows:

•

Stock options are granted at an exercise price equal to fair market value of the company’s common stock at the grant date in accordance with the 2009 Incentive Compensation Plan. The options typically vest incrementally over five years and can be exercised during a ten-year period following the date of grant.

•	RSUs typically vest three years after the date of grant.

•	Performance share units may vest at the end of three years if performance goals are achieved. Otherwise, they are forfeited.

•

Equity awards granted under the LTI Program vest immediately if control of the company changes or upon the death of the executive. Awards continue to vest if the executive leaves the company because of disability or retirement (age 55 or greater with 10 or more years of service). The Compensation/Succession Committee believes that these provisions are appropriate to assure NEOs stay focused on the long-term success of the company during a sale of the company or amidst certain personal circumstances. These provisions also increase the value of the awards to the NEOs, which in turn, enhances retention. For grants with respect to FY2012 and beyond, a non-compete provision was added allowing the ability to cancel any unvested awards to retirees in the event they work for a competitor.

Equity Grants Made in February 2014 (Reflecting 2011-2013 Performance)

Actual awards granted for CY2013, which were made at the challenge level in February 2014 reflecting the company’s three-year TSR performance, which approximated the median of the S&P 100 Industrials and the company’s exceptional 2013 TSR of 61.9%.

	CY2013 Long-Term Incentive[1]
Executive	Minimum Award	Base Award	Challenge Award	Premium Award	February 2014 Award
P.A. Woertz	$0	$8,000,000	$9,450,000	$11,450,000	$9,450,000
J.R. Luciano	$0	$4,500,000	$4,700,000	$5,400,000	$4,700,000
R.G. Young	$0	$3,500,000	$3,700,000	$4,400,000	$3,700,000
D.C. Findlay[1]	$0	$2,100,000	$2,300,000	$3,000,000	$2,100,000
C.E. Huss[2]	$0	$655,000	$704,140	$813,340	$0

1.	Mr. Findlay joined ADM in July, 2013. At the time of his hire, we agreed to a $2,100,000 base award to reflect his partial year of service in 2013.
2.	Mr. Huss retired December 31, 2013.

Does the Company Have a Policy for When Grants are Made?

The Compensation/Succession Committee grants all equity awards to NEOs, and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options is set at fair market value (as determined in accordance with the applicable incentive compensation plan) on the grant date. Under the 2009 Incentive Compensation Plan, fair market value is the closing market price of the company’s common stock on the last trading day prior to the date of grant. The Compensation/Succession Committee meets during the first fiscal quarter of each fiscal year and determines the annual equity awards granted to NEOs. These awards are issued promptly following the date of the Compensation/Succession Committee’s meeting and approval. In addition to annual awards, the NEOs may receive awards when they join the company or change their status, including promotions.

Benefits

What Retirement Benefits are Provided?

The company provides the following programs to NEOs to support the attraction, retention and motivation of these employees. With few exceptions, the company’s philosophy is to offer the same benefits to all U.S. salaried employees as is offered to the company’s NEOs.

Retirement Program	Eligibility	Description
401(k) Plan/ Employee Stock Ownership Plan	All salaried employees	Qualified defined contribution plan where employees may defer up to 75% of eligible pay, up to $17,500 for 2013. Employees who are 50 years of age or older can elect to make additional contributions of up to $5,500 for 2013. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)).

ADM Retirement Plan	All salaried employees	Those with 5 or more years of service as of January 1, 2009, participate in a qualified defined benefit plan where the benefit is based on number of years of service and base salary during the later stages of employment. Those with less than 5 years of service as of January 1, 2009 participate in a qualified cash balance pension plan where the benefit is based on an accrual of benefit based on each year’s base compensation.

Retirement Program	Eligibility	Description

Deferred Compensation Plan	Employees with salaries above $175,000	Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until elected future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than company common stock) available under the 401(k) Plan/Employee Stock Ownership Plan.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS limits	Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive an aggregate retirement benefit that would have been received if not for certain limitations under applicable tax law.

What Other Benefits are Provided to NEOs?

We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include: life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time-off; holidays; and a matching gifts program for charitable contributions. NEOs have the same benefits package as other employees.

What Perquisites are Provided to NEOs?

Perquisites are an additional form of income to the executives, as shown in the Summary Compensation Table and the executives are individually responsible for any taxes related to this income. We provide Ms. Woertz and the other NEOs, as approved by the company’s CEO, with personal use of company-owned aircraft. The Compensation/Succession Committee requires that Ms. Woertz have access to the aircraft for personal use for security and efficiency reasons. The NEOs are responsible for any taxes on imputed income related to the provision of this perquisite. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

Employment Agreements, Severance, and Change-in-Control Benefits

What Employment Agreements are in Place?

With respect to the company’s NEOs, only Ms. Woertz, our CEO, has an employment agreement, which was entered into in May 2006 when she joined our company. The employment agreement provides for employment “at will” and does not have a specified contract term. Ms. Woertz’s compensation has been determined, to a significant degree, by the terms of her employment agreement. Prior to approving the employment agreement, the Compensation/Succession Committee considered the advice of a compensation consultant, analyzed information regarding the total compensation provided to the chief executive officers of other public companies of a comparable size, and considered the attributes Ms. Woertz would bring to the positions of President and Chief Executive Officer in the context of the competitive marketplace and the greater responsibilities of the President and Chief Executive Officer relative to other Company executives.

Under Ms. Woertz’s employment agreement, she is provided benefits upon termination without cause or resignation for good reason as described herein under the caption “Termination of Employment and Change-in-Control Arrangements”. If the termination occurs within 2 years of change-in-control, these benefits are increased.

In addition, if the payments following a change-in-control termination exceed the IRS statutory limit and result in the imposition of an additional excise tax, she will receive a gross-up payment to cover the excise tax. Ms. Woertz is also subject to a 2-year non-compete and 2-year non-solicitation provision following termination without cause or resignation for good reason.

What Other Severance Benefits are Provided to NEOs?

In connection with Mr. Huss’ decision to retire, the company and Mr. Huss entered into a retirement agreement on August 2, 2013 that governs the terms of his ceasing to be an active employee and officer of the company. Pursuant to the agreement, Mr. Huss’ retirement was effective December 31, 2013, and in connection therewith: (i) Mr. Huss received $1,092,000 upon completion of the agreement, half of which was paid shortly after the retirement agreement was signed and the other half was paid shortly after December 31, 2013; (ii) Mr. Huss received shortly after December 31, 2013 a cash payment equal to the value of his accrued but unused vacation, (iii) the company transferred to Mr. Huss on or about December 31, 2013, the company-owned car used by him and certain communications equipment used by him; (iv) balances in Mr. Huss’ deferred compensation account were transferred to him shortly after December 31, 2013; and (v) Mr. Huss was paid his CY 2013 bonus award based on actual performance. The agreement provides that except for payments and benefits under specified benefit plans and previously granted equity award agreements, Mr. Huss will not be entitled to payments or benefits beyond those specified in the retirement agreement. In addition, Mr. Huss forfeited outstanding unvested performance-based awards tied to the company’s Rewards for Returns program, which related to multi-year Adjusted ROIC and WACC performance. Under the agreement, Mr. Huss is subject to non-compete and non-solicitation obligations for two years after his employment ends and agrees to release any claims he may have against the company.

With the exception of the CEO’s employment agreement, Mr. Findlay’s offer letter, and Mr. Huss’s agreement described above, we currently have no other contractual arrangements with the company’s NEOs. The Compensation/Succession Committee retains discretion to provide the remaining NEOs severance benefits upon their termination of employment. To guide this discretion, the Compensation/Succession Committee has adopted a severance program. This program serves as a guideline for the severance benefits that may be provided to various levels of employees upon termination of their employment without cause or their resignation with good reason, but the program does not create a contractual right to receive any severance benefits on the part of the employee. The guidelines contained in the program for executive officers include the following termination benefits, subject, in all cases, to the discretion of the Compensation/Succession Committee to increase or decrease these benefits:

•	cash severance equal to two times then-current base salary;

•	extension of healthcare coverage for up to one year following termination;

•	accelerated vesting of any equity grants made after 2004 that are scheduled to vest during the severance period or during the year following the severance period; and

•	cash payment of an amount equal to 50% of the market value of pre-2004 equity grants that are unvested at termination.

In addition, the Compensation/Succession Committee generally requires each executive to enter into a non-competition and non-solicitation agreement in exchange for receiving severance under the program.

What Change-in-Control Benefits are Provided?

If a change-in-control occurs with respect to the company, the equity grants other than certain performance stock unit awards granted prior to 2013 held by the company’s executive officers generally will vest immediately pursuant to the terms of these awards. The Compensation/Succession Committee believes that this accelerated vesting is an appropriate provision to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change-in-control of the company. This assurance increases the value of these awards to the executives, which in turn enhances retention.

Additional Executive Compensation Policies

Does the Company Have a Clawback Policy?

We have included clawback provisions in the company’s long-term incentive award agreements that provide us with the ability to recover long-term incentive compensation for a broad range of reasons. This aggressive approach to recoupment of long-term incentive compensation reflects the company’s commitment to protecting stockholder value.

For awards granted in August 2012 and beyond, we have implemented an additional clawback policy for all cash and equity-based long-term incentive awards. Specifically, this policy provides for the recoupment of any cash or equity incentive awards for a period of three years from the date of award. We will clawback incentive payments made to NEOs and certain other members of senior management in the event of a financial restatement or ethical misconduct. As regulatory requirements regarding recoupment of executive compensation continue to evolve, we will review and update the company’s policies to, at the very least, be compliant with all current requirements.

Are There Policies in Place That Restrict Transactions Involving The Company’s Stock?

Pursuant to the company’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving the company’s stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps or collars, or entering into other transactions that are designed to hedge or offset decreases in the price of the company’s securities. In addition, employees and directors are required to review any pledging of Company securities with the Company’s General Counsel prior to engaging in such activity.

The company’s Insider Trading Policy also provides that all transactions in our company’s securities by the company’s directors, the NEOs and certain other officers and employees must be pre-cleared by the company’s law department.

What Role Does Section 162(m) of the Internal Revenue Code Have in the Design of Executive Compensation Programs?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1 million annually to the CEO and the three other most highly-compensated executive officers, other than the Chief Financial Officer, unless the compensation in excess of $1 million qualifies as “performance-based” compensation. Performance-based compensation for these purposes generally does not include salaries, incentive compensation for which the company’s stockholders have not approved the business criteria upon which applicable performance goals are based, and incentive compensation (other than stock options and stock appreciation rights) the payment of which is not based on the satisfaction of objective pre-established performance goals or as to which a compensation committee has discretion to increase the amount of the payout. The Compensation/Succession Committee retains the discretion to provide compensation that may not be tax deductible if it feels these actions are in the best interests of the Company and its stockholders. The Compensation/Succession Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

Has the Company Evaluated Its Compensation Programs as They Relate to Risk?

On an ongoing basis, management assesses potential risks associated with compensation decisions and discusses them with the Compensation/Succession Committee if warranted. To date, we have not identified any incentive compensation programs that encourage inappropriate risk taking. We have established a policy under which we engage an outside consultant every other year to review the company’s programs and independently assess the risk in them.

During CY2013, ADM engaged an outside consultant, The Hay Group (“Hay”), to assist the Compensation/Succession Committee in evaluating the risk in the company’s compensation programs. In conducting an independent assessment, Hay reviewed all of the company’s incentive compensation programs and determined there were no compensation programs that encourage inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation/Succession Committee in November 2013.

How Does the Company Address Liabilities Associated With Retirement Programs?

The Compensation/Succession Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. We do not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the Company. This trigger provides some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Compensation/Succession Committee has duly considered that the federal income tax deduction available to the company occurs at the same time that participants are paid benefits from the applicable plan.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K.R. Westbrook, Chairman
A.L. Boeckmann
M.H. Carter
T.F. O’Neill

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of the company or any of the company’s subsidiaries. There are no interlocking relationships between the company and other entities that might affect the determination of the compensation of the company’s executive officers.

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted in the table of our principal executive officer, principal financial officer, and our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2013 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
P. A. Woertz	2013	1,300,000			3,124,908	957,687	1,412,775	22,734	(6)	63,657	(7)	6,881,761
Chairman and CEO	2012.5	650,000			4,010,291	2,751,826	840,938	121,554		54,322		8,428,931
	2012	1,300,000			4,011,050	2,921,235	638,469	476,947		85,223		9,432,924
	2011	1,300,000			4,011,432	3,071,547	2,469,902	166,120		60,861		11,079,862

J. R. Luciano	2013	945,000			1,601,535	490,818	1,086,750	21,471	(6)	233,599	(8)	4,379,173
President and COO	2012.5	465,000			1,859,078	1,275,686	431,250	13,157		66,383		4,110,554
	2012	900,000			1,859,431	1,354,218	294,678	25,977		172,481		4,606,785
	2011	204,808			9,055,361	—	569,978	2,879		229,774		10,062,800

R. G. Young	2013	775,000			976,560	299,285	724,500	17,027	(6)	18,055	(9)	2,810,427
Senior Vice President	2012.5	383,333			1,062,338	728,964	323,438	10,955		5,200		2,514,228
and CFO	2012	750,000			770,340	561,031	163,710	23,538		306,431		2,575,050
	2011	500,000			796,881	—	542,386	8,811		19,720		1,868,248

D. C. Findlay(1)	2013	350,000	1,200,000	(5)	3,187,749	1,098,792	—	8,493	(6)	436,339	(10)	6,281,373
Senior Vice
President, General Counsel and
Secretary

C. E. Huss(2)	2013	544,168			234,390	71,831	301,530	0	(6)	1,205,137	(11)	2,357,056
Senior Vice President

(1)	Mr. Findlay was first employed by our company in July, 2013.
(2)	Mr. Huss first became a named executive officer in 2013 and retired as an executive officer and employee of the company effective December 31, 2013.
(3)	The amounts shown for stock and option awards represent the aggregate grant date fair value of the awards for fiscal years 2013, 2012.5, 2012, and 2011, respectively. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2013, the six-month period ended December 31, 2012, and the fiscal year ended June 30, 2012, respectively, and in Note 10 to our financial statements for the fiscal year ended June 30, 2011.
(4)	Represents amounts paid under our annual incentive plan related to fiscal year 2013, paid in February, 2014.
(5)	Consists of $500,000 signing bonus paid upon Mr. Findlay beginning employment with our company and $700,000 guaranteed target bonus paid pursuant to our non-equity incentive compensation plan.
(6)	Each amount shown represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from December 31, 2012 to December 31, 2013, using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No named executive officer received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on December 31, 2012 were interest rate of 3.90% for the ADM Retirement Plan for Salaried Employees, interest rate of 3.60% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2020 using Scale AA and the assumptions used to value pension liabilities on December 31, 2013 were interest rate of 4.80% for the ADM Retirement Plan for Salaried Employees, interest rate of 4.45% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2021 using Scale AA. The total change in Mr. Huss’s pension value was ($24,111).
(7)	Includes $50,419 related to personal use of company-owned aircraft, $12,750 in company contributions under our 401(k) and Employee Stock Ownership Plan and expenses related to home security system.
(8)	Includes $131,966 related to personal use of company-owned aircraft, $88,748 related to moving expenses, $12,750 in company contributions under our 401(k) and Employee Stock Ownership Plan, and expenses related to automobile maintenance.
(9)	Includes $12,750 in company contributions under our 401(k) and Employee Stock Ownership Plan and expenses related to automobile maintenance and executive healthcare services.
(10)	Includes $317,022 related to moving expenses, $115,947 tax gross up related to certain moving expenses and amounts related to personal use of company-owned aircraft, executive healthcare services and company contributions to our 401(k) and Employee Stock Ownership Plan.

(11)	Includes $1,092,000 paid pursuant to Mr. Huss’s separation agreement, $41,913 for the estimated value of Mr. Huss’s company-owned automobile and communications equipment transferred to him pursuant to his separation agreement, $52,500 for accrued but unused vacation, $12,750 in company contributions to our 401(k) and Employee Stock Ownership Plan and expenses related to personal use of company-owned automobile.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to home security systems, executive healthcare services and moving expenses, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the actual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year. In the case of personal use of company-owned automobiles, incremental cost is based on the direct costs to operate the vehicle, such as maintenance, fuel, registration and parking fees, and does not include fixed costs to acquire or lease the vehicle.

Employment Agreements

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, we and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. Pursuant to the Terms of Employment, the board approved an initial annual salary for Ms. Woertz of $1,200,000 and approved a target annual bonus of at least 125% of her annual salary. Pursuant to the Terms of Employment, there shall be no reduction in Ms. Woertz’s initial $1,200,000 annual salary as a result of subsequent salary reviews. Ms. Woertz is also entitled to receive, pursuant to the Terms of Employment, other benefits and perquisites comparable to those received by her predecessor as Chief Executive Officer or, if more favorable, other ADM senior officers. Provisions of Ms. Woertz’s Terms of Employment relating to termination of her employment and change-in-control of our company are described below in the “Termination of Employment and Change-in-Control Arrangements” section.

Grants of Plan-Based Awards During Fiscal Year 2013

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2013.

	Grant Date	Estimated Future Payment Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Closing Market Price on the Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($)	Target ($)	Maximum ($)
P. A. Woertz		0	1,950,000	4,680,000
	2/21/13					65,381				2,124,883
	2/21/13						100,807	32.50	32.11	957,687
	2/21/13				30,770					1,000,025
J. Luciano		0	1,500,000	3,600,000
	2/21/13					33,508				1,089,010
	2/21/13						51,664	32.50	32.11	490,818
	2/21/13				15,770					512,525
R. Young		0	1,000,000	2,400,000
	2/21/13					20,432				664,040
	2/21/13						31,503	32.50	32.11	299,285
	2/21/13				9,616					312,520
D. C. Findlay		700,000	700,000	1,680,000
	7/22/13					86,907				3,187,749
	7/22/13						99,503	36.68	36.17	1,098,792
C. E. Huss		0	437,000	1,048,800
	2/21/13					4,904				159,380
	2/21/13						7,561	32.50	32.11	71,831
	2/21/13				2,308					75,010

(1)	The number of shares shown represents the maximum payout under the performance share unit award.
(2)	Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.
(3)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718.

All of the awards in the table above were granted under our 2009 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis” for more information about our annual cash incentive plan.

All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock unit awards and vest in full three years after the date of the grant. Under the terms of the restricted stock unit award agreement pertaining to each of these awards, the recipient of the award may receive cash dividend equivalents on restricted stock units prior to their vesting date, but may not transfer or pledge the units in any manner prior to vesting. Dividend equivalents on restricted stock units are paid at the same rate as dividends to our stockholders generally. Vesting accelerates in full upon the death of the award recipient or a change-in-control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited (except as otherwise described below in “Termination of Employment and Change-in-Control Arrangements”).

With respect to each of the restricted stock unit awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited, and any shares issued in settlement of units that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they were issued.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate in full upon the death of the recipient or change-in-control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option (except as otherwise described below in “Termination of Employment and Change-in-Control Arrangements”), but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The awards shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above are awards of performance share units, each of which represents the contingent right to receive one share of our common stock upon vesting of the units. The awards vest on March 31, 2016, but only if our company’s net earnings attributable to controlling interests for the period of January 1, 2013 to December 31, 2015 exceeds the sum of our company’s dividend payments and after-tax interest expenses for such period and the Compensation/Succession Committee has not exercised its discretion to reduce the number of earned units that are eligible to vest. The Compensation/Succession Committee may reduce the number of earned units to zero in the event the company’s adjusted ROIC (as defined in the applicable award agreement) for each of the calendar years during the performance period is not equal to or greater than our company’s weighted average cost of capital (as defined in the applicable award agreement) for that calendar year and our company’s adjusted ROIC for at least one of the calendar years during the performance period is not equal to or greater than our company’s weighted average cost of capital plus 2% for that calendar year. No dividend equivalents are paid on units, and the units may not be transferred or pledged in any manner. If employment ends other than as a result of death, retirement or disability, unvested units are forfeited. If an award recipient’s employment ends as a result of retirement or disability, unvested units remain eligible to vest in accordance with the original vesting terms and schedule, subject to the forfeiture provisions described below. If employment ends as a result of an award recipient’s death or a change in control of our company occurs, unvested units vest in full. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a noncompetition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited and any shares that have already been issued in settlement of vested units must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the units vested.

The impact of a termination of employment or change-in-control of our company on restricted stock unit, performance share unit and stock option awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

Outstanding Equity Awards at Fiscal Year 2013 Year-End

The following table summarizes information regarding unexercised stock options, unvested restricted stock awards and unearned performance share units for the named executive officers as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
P. A. Woertz	—	100,807	(2)	32.50	2-21-2023
	93,440	373,763	(3)	26.25	8-16-2022
	167,406	251,109	(4)	26.17	8-11-2021
	208,948	139,300	(5)	30.71	8-19-2020
	270,125	67,532	(6)	28.70	9-10-2019
	824,801	—		26.03	8-8-2018
	103,669	—		34.37	8-3-2017
	138,770	—		36.34	5-1-2016	371,423	(8)	16,119,758	30,770	(13)	1,335,418

J. R. Luciano	—	51,664	(2)	32.50	2-21-2023
.	43,317	173,268	(3)	26.25	8-16-2022
	77,605	116,409	(4)	26.17	8-11-2021	307,658	(9)	13,352,357	140,238	(14)	6,086,329

R. Young	—	31,503	(2)	32.50	2-21-2023
	24,752	99,011	(3)	26.25	8-16-2022
	32,150	48,227	(4)	26.17	8-11-2021	90,338	(10)	3,920,669	9,616	(13)	417,334

D. C. Findlay	—	99,503	(7)	36.68	7-22-2023	86,907	(11)	3,771,764

C. E. Huss	—	7,561	(2)	32.50	2-21-2023
	7,425	29,704	(3)	26.25	8-16-2022
	10,244	15,366	(4)	26.17	8-11-2021
	7,794	5,196	(5)	30.71	8-19-2020
	10,076	2,519	(6)	28.70	9-10-2019
	28,441	—		26.03	8-8-2018
	10,606	—		34.37	8-3-2017
	7,229	—		41.81	8-10-2016
	17,596	—		20.90	8-8-2015
	12,769	—		15.73	8-19-2014	26,424	(12)	1,146,802	16,859	(15)	731,681

(1)	Calculated by multiplying the closing market price of a share of our common stock on the New York Stock Exchange on December 31, 2013, which was $43.40, by the number of shares or units that have not vested.
(2)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on February 21 of 2014, 2015, 2016, 2017 and 2018.
(3)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 16 of 2014, 2015, 2016 and 2017.
(4)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 11 of 2014, 2015 and 2016.
(5)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 19 of 2014 and 2015.
(6)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting date on September 10 of 2014.
(7)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on July 22 of 2014, 2015, 2016, 2017 and 2018.
(8)	Restricted share and unit awards vest as to 153,269 shares on August 11, 2014, 152,773 shares on August 16, 2015 and 65,381 shares on February 21, 2016.
(9)	Restricted share and unit awards vest as to 132,276 shares on April 12, 2014, 71,052 shares on August 11, 2014, 70,822 shares on August 16, 2015 and 33,508 shares on February 21, 2016.
(10)	Restricted share and unit awards vest as to 29,436 shares on August 11, 2014, 40,470 shares on August 16, 2015 and 20,432 shares on February 21, 2016.
(11)	Restricted stock unit award vests as to 86,907 shares on July 22, 2016.
(12)	Restricted share and unit awards vest as to 9,379 shares on August 11, 2014, 12,141 shares on August 16, 2015 and 4,904 shares on February 21, 2016.
(13)

Amount shown represents the number of unvested performance share units granted on February 21, 2013. Performance share unit award is eligible to vest on March 31, 2016, depending on the extent to which performance conditions have been satisfied.

(14)	Amount shown represents 124,468 unvested performance share units granted on April 11, 2011 which are eligible to vest on October 14, 2014 and will be settled in a number of shares ranging between 0% and 150% of the number of vested performance units depending on the extent to which performance conditions have been satisfied. Disclosure is based on an assumed share settlement equal to 100% of the number of units. Amount shown also represents 15,770 unvested performance share units granted on February 21, 2013, which are eligible to vest on March 31, 2016, depending on the extent to which performance conditions have been satisfied. Disclosure of this award is based on an assumed maximum payout under the award.
(15)	Amount shown represents 14,551 unvested performance share units granted on September 6, 2012 which are eligible to vest on March 31, 2016, and 2,308 unvested performance share units granted on February 21, 2013 which are eligible to vest on March 31, 2016, depending on the extent to which performance conditions have been satisfied. Disclosure of this award is based on an assumed maximum payout under the award.

Option Exercises and Stock Vested During Fiscal Year 2013

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 2013, and restricted stock awards to the named executive officers that vested during that same period. No performance share unit awards vested during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
P. A. Woertz	0	0	130,623	4,809,539
J. R. Luciano	0	0	0	0
R. G. Young	0	0	23,916	975,773
D. C. Findlay	0	0	0	0
C. E. Huss	13,201	301,723	24,873	836,124

(1)	Represents the difference between the market value of the shares acquired upon exercise (calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the exercise date) and the aggregate exercise price of the shares acquired.
(2)	Represents the market value of the shares that vested, calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended December 31, 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Period ($)
P. A. Woertz	ADM Retirement Plan	8	150,199	0
	ADM Supplemental Retirement Plan	8	1,878,037	0

J. R. Luciano	ADM Retirement Plan	3	18,049	0
	ADM Supplemental Retirement Plan	3	45,435	0

R. G. Young	ADM Retirement Plan	3	20,834	0
	ADM Supplemental Retirement Plan	3	39,497	0

D. C. Findlay	ADM Retirement Plan	1	6,075	0
	ADM Supplemental Retirement Plan	1	2,417	0

C. E. Huss(3)	ADM Retirement Plan	31	1,177,868	0
	ADM Supplemental Retirement Plan	31	1,442,442	0

(1)	The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2013.
(2)	The assumptions used to value pension liabilities as of December 31, 2013 were interest of 4.80% for the ADM Retirement Plan and 4.45% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2021 using Scale AA. The amounts reported for Ms. Woertz, Mr. Luciano, Mr. Young, and Mr. Findlay are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2013. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 3.68% interest rate and then discounting back to December 31, 2013 using the assumptions specified above. The total account balance for Ms. Woertz at December 31, 2013 under the Retirement and Supplemental Plans was $1,764,437, the total account balance for Mr. Luciano at December 31, 2013 under the Retirement and Supplemental Plans was $64,536, the total account balance for Mr. Young at December 31, 2013 under the Retirement and Supplemental Plans was $61,881, and the total account balance for Mr. Findlay at December 31, 2013 under the Retirement and Supplemental Plans was $8,750, which are the amounts that would have been distributable if such individuals had terminated employment on that date.
(3)	Mr. Huss retired from the company effective December 31, 2013. He is eligible to commence his benefit under the Retirement Plan at any time. He will begin receiving his benefit under the Supplemental Plan on July 1, 2014 payable in an annuity form. The present value of his early retirement benefit under these two plans as of December 31, 2013 is $2,897,382.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash-balance formula. The cash-balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit but less than five years of service prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash-balance formula does not apply continue to be determined under the traditional final average pay formula. Ms. Woertz, Mr. Luciano, Mr. Young and Mr. Findlay participate in the cash-balance formula, while Mr. Huss participates in the final average pay formula.

A participant whose accrued benefit is determined under the cash-balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the following schedule.

Age + Service	Pay
Less than 40	2.00%
at least 40 but less than 50	2.25%
at least 50 but less than 60	2.50%
at least 60 but less than 70	3.00%
at least 70 but less than 80	3.50%
80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash-balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash-balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash-balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over five consecutive of the last 15 years of employment. The final average pay formula provides a benefit of 36% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 1/2% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. Mr. Huss was eligible for early retirement at the time he retired. A participant under the final average pay formula becomes vested in a benefit under the Retirement Plan after five years of service.

Earnings for purposes of the cash-balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Cash-balance participants may also elect a lump-sum payment option.

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash-balance formula participant and five years of service for a final average pay formula participant, for vesting. A separate payment form election is required with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code. Except as noted below for Ms. Woertz, it generally has not been our practice to grant additional service credit under the Supplemental Plan beyond what is earned under the Retirement Plan.

Ms. Woertz entered the Supplemental Plan when she satisfied the one year of service requirement for entry into the Retirement Plan on May 1, 2007. Ms. Woertz’s Terms of Employment provide that, once a participant, her Supplemental Plan benefit will be fully-vested, will be calculated after including bonuses in the compensation base, and will be payable in a lump sum six months following her separation from service. The severance provisions of such Terms of Employment also provide for the additional benefit that would derive from two years of pension coverage (or three years of pension coverage in the event of a termination within two years following a change-in-control).

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended December 31, 2013.

Name	Executive Contributions in FY 2013 ($)(1)	Aggregate Earnings in FY 2013 ($)(2)	Aggregate Balance at 12/31/13 ($)(3)
P. A. Woertz	0	83,507	322,209
J. R. Luciano	0	0	0
R. G. Young	0	0	0
D. C. Findlay	0	0	0
C. E. Huss	81,625	311,740	1,463,839

(1)	The amount reported in this column is reported as “Salary” in the Summary Compensation Table for the fiscal year ended December 31, 2013.
(2)	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the fiscal year ended December 31, 2013 because none of the earnings is considered to be “above market.”
(3)	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Name	Amount Reported as Compensation in Previous Years ($)
P. A. Woertz	190,563
C. E. Huss	0

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can elect each year when to be paid the base salary or bonus amounts deferred for that year, by electing to be paid upon a specified future date prior to separation from service or following retirement, in the form of a lump sum or in installments over a period of two to twenty years. If a participant separates from service prior to the elected payment date (or prior to qualifying for retirement), the payment will be made in a lump sum after separation from service, subject to the six month “specified employee” payment delay required by Section 409A. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. Small account balances of $10,000 or less are paid in a lump sum only. Deferred Comp Plan II provides for “make-whole” company credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company credits were made on behalf of the named executive officers for Fiscal Year 2013.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I balances are fully-vested. A participant becomes vested in his or her company credits to Deferred Comp Plan II after two years of service. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options are listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the investment selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change-in-control or potential change-in-control, as defined in the plans.

In Fiscal Year 2013, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2013 Cumulative Return (1/1/13 to 12/31/13 except as noted)
ADM Galliard Stable Value Fund	1.82%
Dodge & Cox Stock	40.55%
Ironbridge Small Cap	33.26%
BlackRock International — Instl Class	1.83	%(1)
PIMCO Total Return — Instl Class	-1.92%
T. Rowe Price Mid-Cap Growth	8.50	%(1)
Vanguard Institutional Index — Instl Plus Shares	32.37%
Vanguard LifeStrategy Conservative Growth	2.29	%(1)
Vanguard LifeStrategy Growth	4.30	%(1)
Vanguard LifeStrategy Income	1.28	%(1)
Vanguard LifeStrategy Moderate Growth	3.31	%(1)
Vanguard Morgan Growth — Admiral Shares	34.92%
Vanguard Wellington — Admiral Shares	19.76%
Vanguard International Growth — Admiral Shares	19.31	%(2)
T. Rowe Price Institutional Mid-Cap Equity Growth	22.88	%(2)
Vanguard Target Retirement 2010 Trust II	1.49	%(3)
Vanguard Target Retirement 2015 Trust II	2.14	%(3)
Vanguard Target Retirement 2020 Trust II	2.56	%(3)
Vanguard Target Retirement 2025 Trust II	2.95	%(3)
Vanguard Target Retirement 2030 Trust II	3.33	%(3)
Vanguard Target Retirement 2035 Trust II	3.72	%(3)
Vanguard Target Retirement 2040 Trust II	3.96	%(3)
Vanguard Target Retirement 2045 Trust II	4.01	%(3)
Vanguard Target Retirement 2050 Trust II	3.99	%(3)
Vanguard Target Retirement 2055 Trust II	3.94	%(3)
Vanguard Target Retirement 2060 Trust II	3.97	%(3)
Vanguard Target Retirement Income Trust II	1.00	%(3)
Vanguard Target Retirement Income	4.19	%(4)
Vanguard Target Retirement 2010	6.57	%(4)
Vanguard Target Retirement 2015	9.30	%(4)
Vanguard Target Retirement 2020	11.33	%(4)

Deemed Investment Option	Fiscal Year 2013 Cumulative Return (1/1/13 to 12/31/13 except as noted)
Vanguard Target Retirement 2025	12.88	%(4)
Vanguard Target Retirement 2030	14.53	%(4)
Vanguard Target Retirement 2035	16.13	%(4)
Vanguard Target Retirement 2040	17.15	%(4)
Vanguard Target Retirement 2045	17.16	%(4)
Vanguard Target Retirement 2050	17.13	%(4)
Vanguard Target Retirement 2055	17.13	%(4)
Vanguard Target Retirement 2060	11.16	%(5)

(1)	Cumulative return for the period January 1, 2013 — April 1, 2013.
(2)	Cumulative return for the period March 31, 2013 — December 31, 2013.
(3)	Cumulative return for the period October 18, 2013 — December 31, 2013.
(4)	Cumulative return for the period January 1, 2013 — October 21, 2013.
(5)	Cumulative return for the period March 31, 2013 — October 21, 2013.

Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change-in-control of our company. See the tabular disclosure and narrative description under the Pension Benefits and Nonqualified Deferred Compensation sections above for detail regarding payments that would result from a termination of employment or change-in-control of our company under our pension and nonqualified deferred compensation plans. The individual agreements we have with Ms. Woertz and Mr. Huss related to termination of employment or change-in-control of our company are discussed below.

Under the terms of our time-vested restricted stock award agreements governing awards held by our named executive officers, vesting accelerates upon the death of the award recipient or a change-in-control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

Under the terms of the stock option agreements governing awards held by our named executive officers, vesting and exercisability accelerate upon the death of the recipient or change-in-control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement or cause, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

At the time Mr. Findlay was hired in July 2013, he was awarded a time-vested RSU award and a non-qualified stock option award. In addition to the terms and conditions summarized in the preceding two paragraphs, these awards are also subject to a commitment we made in connection with his hiring that these awards would immediately vest in full if his employment were terminated by us for any reason other than gross misconduct or by Mr. Findlay for good reason. For these purposes, “gross misconduct” is generally defined as the conviction of a crime that is a felony or involves fraud or moral turpitude, or the violation of any law, contract, legal obligation or ADM policy that is materially and demonstrably injurious to our operations or reputation. “Good reason” is generally defined as a material reduction in base salary, a material adverse reduction in the scope or nature of duties and responsibilities, our failure to perform any material commitment made in connection with his hiring or a relocation of more than 25 miles in his primary work location.

Under the terms of a performance share unit award agreement governing an award made in 2011 to Mr. Luciano, vesting accelerates upon the death of the award recipient or a change-in-control of our company and continues in accordance with the original vesting schedule (with the number of shares to be issued in settlement subject to the satisfaction of the specified performance condition) if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested units are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to receive an award of units or an issuance of shares in settlement of units immediately terminates, unvested units will be forfeited, and if shares have been issued or the cash value thereof paid after vesting, then any shares that have been issued must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

Under the terms of a performance share unit award agreement governing an award made in 2012 to Mr. Huss, unvested units are forfeited in the event employment ends or a change-in-control of our company occurs. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to receive an award of units or an issuance of shares in settlement of units immediately terminates, unvested units will be forfeited, and if shares have been issued or the cash value thereof paid after vesting, then any shares that have been issued must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

Under the terms of performance share unit award agreements governing awards made in 2013 to Ms. Woertz, Mr. Luciano, Mr. Young and Mr. Huss, vesting accelerates in full upon the death of the award recipient or a change-in-control of our company and continues in accordance with the original vesting schedule (subject to satisfaction of the applicable performance conditions) if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested units are forfeited. In addition, if an award recipient participates in certain conduct that is unlawful or detrimental to our company as specified in the performance share unit award agreement or there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid, the recipient’s right to receive shares in settlement of units immediately terminates, outstanding units will be forfeited, and if shares have been issued or the cash value paid in settlement of vested units, then such cash value or any shares that have been issued must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the units vested.

The amount of compensation payable to each named executive officer in various termination and change-in-control scenarios is listed in the tables below. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change-in-control occurred on December 31, 2013.

P. A. Woertz

The following table lists the potential payments and benefits upon termination of employment or change-in-control of our company for Ms. Woertz, our Chairman and Chief Executive Officer. We entered into Terms of Employment with Ms. Woertz when she joined our company. The payments and benefits provided in the Terms of Employment are described in detail below the table.

Benefits and Payments upon Termination	Involuntary Termination without Cause or Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason or Involuntary Termination with Cause ($)	Change in Control ($)		Involuntary Termination without Cause or Voluntary Termination for Good Reason Related to a Change in Control ($)		Disability ($)		Death ($)
Salary	2,600,000	(1)	0	0		3,900,000	(7)	0		0
Bonus	3,900,000	(2)	0	0		5,850,000	(8)	0		0
Health benefits	19,662	(3)	0	0		30,422	(9)	0		0
Vesting of nonvested stock options	9,289,362	(4)	0	14,595,877	(6)	14,595,877	(10)		(13)	14,595,877	(6)
Vesting of nonvested restricted stock and unit awards	13,282,223	(4)	0	16,119,758	(6)	16,119,758	(10)		(13)	16,119,758	(6)
Vesting of nonvested performance stock awards	0	(4)	0	1,335,418	(6)	1,335,418	(10)		(13)	1,335,418	(6)
Severance	197,610	(5)	0	0		297,432	(11)	0		0
Gross-up for excise tax	0		0	0		0	(12)	0		0

(1)	Represents two years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.
(2)	Represents two years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.
(3)	Represents the discounted present value of two years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 4.40%.
(4)	Represents the value of two years of accelerated vesting of stock options, restricted stock, restricted stock units and performance share units pursuant to Ms. Woertz’s Terms of Employment. The amount shown with respect to stock options was calculated by multiplying the number of shares as to which accelerated vesting occurs with respect to options that were “in the money” as of December 31, 2013 by the difference between $43.40, the closing sale price of a share of our common stock on the New York Stock Exchange (“NYSE”) on December 31, 2013, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock and restricted stock units was calculated by multiplying the number of shares as to which accelerated vesting occurs by $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013. The amount shown with respect to performance share unit awards was calculated by multiplying the number of units that are considered to have been “earned” and as to which accelerated vesting would occur by $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013. There were no performance share unit awards that were considered to have been earned as of December 31, 2013.
(5)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents two years of pay credits under the cash balance formula for both the Retirement and Supplemental Plans, with pay credits determined considering both base pay and target bonus. The Supplemental Plan calculates a benefit payable six months following separation from service and, accordingly, this balance is discounted to a present value using a discount rate of 4.45%.
(6)	Pursuant to the terms of the stock option, restricted stock, restricted stock unit and performance share unit award agreements under the 2002 Incentive Compensation Plan and the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change in control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of December 31, 2013 and was determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock, restricted stock units and performance share units was calculated by multiplying the number of shares as to which accelerated vesting occurs by $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013. All performance share unit awards are assumed to have been earned in full for purposes of this column.
(7)	Represents three years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.
(8)	Represents three years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.

(9)	Represents discounted present value of three years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 4.40%.
(10)	See note (6) to this table for effect of change-in-control on equity awards pursuant to the terms of the award agreements. In addition, Ms. Woertz’s Terms of Employment provide that vesting and exercisability of all equity awards are accelerated in full upon an involuntary termination of employment without cause or a voluntary termination of employment for good reason which, in either case, occurs prior to and in connection with a change-in-control or within two years after a change-in-control.
(11)	Severance payments granted pursuant to Ms. Woertz’s Terms of Employment. Represents three years of pay credits under the cash balance formula calculated in the same manner as described in note (5) to this table.
(12)	No payment would be treated as an excess parachute if termination had occurred on December 31, 2013.
(13)	Pursuant to the terms of the stock option and restricted stock award agreements under the 2002 Incentive Compensation Plan and the 2009 Incentive Compensation Plan, vesting of these equity awards continues after termination of employment.

Upon an involuntary termination of Ms. Woertz’s employment by the board without cause or the voluntary termination by Ms. Woertz of her employment for good reason in circumstances that are unrelated to a change-in-control of our company, Ms. Woertz shall receive payments equal to two years’ base salary plus target annual bonus paid in equal installments on the regular payroll schedule, two years of continuation coverage under the company’s benefit plans, two years of accelerated vesting of equity awards, and two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits.

Ms. Woertz’s Terms of Employment generally provide that a termination is for “cause” if it is as a result of her indictment for or conviction of a felony or any crime involving dishonesty, fraud, theft or financial impropriety, or a determination by the board that she has (i) willfully and continuously failed to substantially perform her duties, (ii) engaged in a material act of dishonesty or gross misconduct in employment that is injurious to the company, or (iii) willfully violated a material requirement of the company’s code of conduct or her fiduciary duty to the company. The Terms of Employment also generally provide that a termination by Ms. Woertz is for “good reason” if it results from (i) an adverse change in her status or positions as President and CEO of the company, or removal from such positions, (ii) any reduction in her base salary or target bonus, (iii) requiring her to relocate to a place of employment more than 50 miles from the company’s headquarters, (iv) the failure to re-elect her as a director or her removal as a director, or (v) the company’s failure to obtain agreement from any successor to the company’s business to assume and perform the Terms of Agreement.

Upon an involuntary termination of Ms. Woertz’s employment by the board of directors without cause or the voluntary termination by Ms. Woertz of her employment for good reason that occurs prior to and in connection with, or within two years following, a change-in-control of our company, Ms. Woertz shall receive a lump-sum payment equal to three years’ base salary plus target annual bonus, accelerated vesting of all outstanding equity awards, three years of continuation coverage under our benefit plans, three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits, gross-up for any excise tax payable under Internal Revenue Code Section 280G, and other terms and provisions to be developed with the board. A “change-in-control” would generally include for these purposes (i) a person or group acquiring 30% or more of our voting securities, (ii) approval by our stockholders of the dissolution or liquidation of the company or the sale of all or substantially all of its assets, (iii) the consummation of certain mergers or other business combinations, (iv) a majority of our directors are replaced under certain circumstances, or (v) the board determines that a person or group has acquired effective control of the company’s business and affairs.

As a condition to receiving severance payments and benefits, Ms. Woertz agreed in the Terms of Employment to release us from all claims and to abide by reasonable post-employment restrictive covenants, such as non-competition with principal competitors, non-solicitation of employees, customers and suppliers, and non-disparagement of our company and board of directors, for two years following termination of employment.

J. R. Luciano, R. G. Young, and D. C. Findlay

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for our named executive officers (other than P. A. Woertz) whose service as an executive officer continued past December 31, 2013. These payments and benefits are provided under the terms of agreements involving equity compensation awards.

Name	Benefits and Payments upon Termination	Voluntary Termination ($)	Involuntary Termination without Cause ($)		Termination for Cause ($)	Change in Control ($)		Disability ($)	Death ($)		Retirement ($)
J. R. Luciano	Vesting of nonvested stock options	0	0		0	5,540,411	(1)	(4)	5,540,411	(1)	(6)
	Vesting of nonvested restricted stock awards	0	0		0	13,352,357	(1)	(4)	13,352,357	(1)	(6)
	Vesting of nonvested performance share unit awards	0	0		0	6,086,329	(2)	(5)	6,086,329	(2)	(6)

R. G. Young	Vesting of nonvested stock options	0	0		0	1,598,831	(1)	(4)	1,598,831	(1)	(6)
	Vesting of nonvested restricted stock awards	0	0		0	3,920,669	(1)	(4)	3,920,669	(1)	(6)
	Vesting of nonvested performance share unit awards					417,334	(3)	(5)	417,334	(3)	(6)

D. C. Findlay	Vesting of nonvested stock options	0	668,660	(7)	0	668,660	(1)	(4)	668,660	(1)	(6)
	Vesting of nonvested restricted stock awards	0	3,771,764	(7)	0	3,771,764	(1)	(4)	3,771,764	(1)	(6)
	Vesting of nonvested performance share unit awards	0	0		0	0			0		(6)

(1)	Pursuant to the terms of the stock option, restricted stock and restricted stock unit award agreements under the 1999 Incentive Compensation Plan, 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change-in-control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of December 31, 2013 and was determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock and restricted stock units was calculated by multiplying the number of shares as to which accelerated vesting occurs by $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013.
(2)	Pursuant to the terms of a 2011 performance share unit award agreement under the 2009 Incentive Compensation Plan, vesting of the performance share units is accelerated in full upon a change in control or death. The number of shares issued in settlement of such vested units can vary between 0% and 150% of the number of vested performance share units, depending on the extent to which performance conditions have been satisfied. Disclosure is based on an assumed share settlement number equal to the number of vested units. The value of this 2011 performance share unit award was then calculated by multiplying that number of shares by $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013. Pursuant to the terms of a 2013 performance share unit award agreement under the 2009 Incentive Compensation Plan, vesting of the performance share units is accelerated in full upon a change in control or death. The value of this 2013 performance share unit award was then calculated by multiplying the number of shares issuable in settlement of the vested units by $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013.
(3)	Pursuant to the terms of a 2013 performance share unit award agreement under the 2009 Incentive Compensation Plan, vesting of these performance share units is accelerated in full upon a change in control or death. The value of these 2013 performance share units was calculated by multiplying the number of shares by $43.40, the closing sale price of a share of our common stock on the NYSE on December 31, 2013.
(4)	Pursuant to the terms of the stock option, restricted stock and restricted stock unit award agreements under the 1999 Incentive Compensation Plan, 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement or termination of employment due to disability.
(5)	Pursuant to the terms of a 2011 performance share unit award agreement or a 2013 performance share unit award agreement under the 2009 Incentive Compensation Plan, vesting of such awards generally continues on the same schedule after retirement or termination of employment due to disability, and the number of shares issuable in settlement of the vested units will be a function of the company’s performance for the relevant performance periods. Pursuant to the terms of a 2012 performance share unit award agreement under the 2009 Incentive Compensation Plan, the performance share units are forfeited upon a termination for any reason prior to the vesting date.
(6)	Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.
(7)	In accordance with commitments made at the time of Mr. Findlay’s hiring, the vesting of these stock option and restricted stock unit awards is accelerated in full if his employment is terminated by us for reasons other than gross misconduct or by him for good reason. The amounts shown were calculated in the manner described in note (1) above.

C. E. Huss

In connection with Mr. Huss’s decision to retire, the company and Mr. Huss entered into a separation agreement on August 2, 2013 that governs the terms of his ceasing to be an active employee and an officer of the company. Pursuant to the separation agreement, Mr. Huss’s retirement was effective December 31, 2013, and in connection therewith: (i) Mr. Huss received $1,092,000 in cash, one half of which was paid shortly after the separation agreement was signed and the other half was paid shortly after December 31, 2013; (ii) Mr. Huss received shortly after December 31, 2013 a cash payment equal to the value of his accrued but unused vacation; and (iii) the company transferred to Mr. Huss on or about December 31, 2013, the company-owned car used by him and certain communications equipment used by him. In February, 2014 Mr. Huss received a non-equity incentive plan payment in the amount of $301,530, relative to fiscal year 2013. The separation agreement also provides that except for payments and benefits under specified benefit plans and previously granted equity award agreements, Mr. Huss will not be entitled to payments or benefits beyond those specified in the separation agreement. Under the separation agreement, Mr. Huss is subject to non-compete and non-solicitation obligations for two years after his employment ends, and agrees to release of any claims he may have against the company.

The following table lists the payments and benefits provided and to be provided to Mr. Huss in connection with his retirement from the company. These payments and benefits are provided under the terms of the separation agreement described above.

Payment or Benefit	C. E. Huss
Separation payments(1)	1,092,000
Payment for accrued vacation(1)	52,500
Non-Equity Incentive Plan Payment(2)	301,530
Company auto and communications equipment(1)(3)	41,913

(1)	Amount is included in the amount of “All Other Compensation” disclosed for Mr. Huss for Fiscal Year 2013 in the Summary Compensation Table herein.
(2)	Amount is included in “Non-Equity Incentive Plan Compensation” disclosed for Mr. Huss for Fiscal Year 2013 in the Summary Compensation Table herein.
(3)	Amount represents the estimated fair market value of Mr. Huss’s company car and certain communications equipment which was transferred to him upon his retirement.

Director Compensation for Fiscal Year 2013

Our standard compensation for non-employee directors consists of an annual retainer of $250,000, one-half of which must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The other half of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer, our Lead Director receives a stipend in the amount of $25,000, the chairman of the Audit Committee receives a stipend in the amount of $20,000, the chairman of the Compensation/Succession Committee receives a stipend in the amount of $20,000, and the chairman of the Nominating/Corporate Governance Committee receives a stipend in the amount of $15,000. All such stipends are paid in cash. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time-to-time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
A. Boeckmann	0	250,000	55,000	(3)	305,000
M. H. Carter	25,000	250,000	0		275,000
T. K. Crews	138,333	125,000	0		263,333
P. Dufour	125,000	125,000	0		250,000
D. E. Felsinger	0	250,000	0		250,000
A. Maciel	139,479	125,000	0		264,479
P. J. Moore	125,000	125,000	0		250,000
T. F. O’Neill	131,146	125,000	0		256,146
D. Shih	125,000	114,470	0		239,470
K. R. Westbrook	144,219	125,000	9,750	(3)	278,969

(1)	As described above, one-half of the annual retainer of $250,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, the directors may elect to receive the other half of the annual retainer in the form of cash, stock units or a combination of both. For Fiscal Year 2013, Mr. Boeckmann, Ms. Carter and Mr. Felsinger each elected to receive his or her entire annual retainer in the form of stock units. G.W. Buckley, who retired as a director of the company effective August 1, 2013, received stock awards totaling $146,739, during fiscal 2013.
(2)	The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a nonemployee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. The fair value of services provided by each of the directors has been determined to be $62,500 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of December 31, 2013 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/13
A. Boeckmann	13,722
M. H. Carter	126,114
T. Crews	10,354
P. Dufour	14,639
D. E. Felsinger	36,269
A. Maciel	31,000
P. J. Moore	49,465
T. F. O’Neill	37,071
D. Shih	3,519
K. R. Westbrook	50,819

(3)	Consists solely of charitable gifts pursuant to the company’s matching charitable gift program which is available to substantially all employees.

Director Stock Ownership Guidelines

Our company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than three times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on our board of directors, as well as stock price fluctuations that may impact the achievement of the three times cash retainer ownership guidelines.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity Compensation Plans Approved by Security Holders	16,082,126	(1)	$28.46	(2)	19,748,486	(3)
Equity Compensation Plans Not Approved by Security Holders	0		0		0
Total	16,082,126	(1)	$28.46	(2)	19,748,486	(3)

(1)	Consists of 6,956,751 shares to be issued upon exercise of outstanding options pursuant to the company’s 2002 Incentive Compensation Plan; 2,136,064 shares to be issued upon vesting of outstanding restricted stock units, 429,884 shares to be issued upon vesting of outstanding performance share units and 6,347,659 shares to be issued upon exercise of outstanding options pursuant to the company’s 2009 Incentive Compensation Plan; and 211,768 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Options Scheme, all as of December 31, 2013. The ADM International Limited Savings-Related Share Option Scheme is a program whereby employees in the United Kingdom can save through payroll deductions and have the option to purchase shares at a predetermined, discounted price at a point in time in the future. The number of shares to be issued with respect to performance share unit awards is dependent on the degree to which applicable performance conditions are satisfied.
(2)	Weighted-average exercise price for outstanding stock options.
(3)	Consists of 19,748,486 shares available for issuance pursuant to our 2009 Incentive Compensation Plan as of December 31, 2013. Benefits which may be granted under the 2009 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards.

Our company does not have any equity compensation plans that have not been approved by our stockholders.

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) major risk exposures, (vii) legal compliance and ethics programs as established by management and the Board, (viii) related-party transactions, and (ix) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of six independent directors, all of whom are financially literate and one of whom (T. K. Crews, the Chairman) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB, including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2013.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee has appointed, subject to ratification by the stockholders of the Company, Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2014.

T. K. Crews, Chairman
P. Dufour
D. E. Felsinger
A. Maciel
P. J. Moore
D. Shih

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

Certain Relationships and Related Transactions

During the fiscal year ended 2013, none of our directors or executive officers was a participant in or had a relationship regarded as a related person transaction, as considered under applicable regulations of the SEC.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal year ended December 31, 2013, the six-month transition period ended December 31, 2012 (FY 2012.5) and the fiscal year ended June 30, 2012.

	Amount($)
Description of Fees	FY2013	FY2012.5	FY2012
Audit Fees(1)	$13,986,000	$12,964,000	$14,525,000
Audit-Related Fees(2)	1,635,000	299,000	344,000
Tax Fees(3)	539,000	710,000	748,000
All Other Fees	—	—	—
Total	$16,160,000	$13,973,000	$15,617,000

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.
(2)	Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of our company.
(3)	Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during FY2013, FY2012.5 and FY 2012 were pre-approved by the Audit Committee.

Proposal No. 3 — Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation/Succession Committee, which is comprised entirely of independent directors, and our board of directors believe that the executive compensation policies, procedures and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the 2014 Annual Meeting of Stockholders:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on our board of directors, the board and the Compensation/Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The board of directors will include an advisory vote on executive compensation at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. The next advisory vote on executive compensation will be held at the annual meeting of stockholders following the fiscal year ending December 31, 2014.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Proposal No. 4 — Independent Board Chairman

Mr. William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, beneficial owner of not less than 500 shares of common stock of the company, has notified the company that he intends to present the following resolution at the annual meeting. The board of directors and the company accept no responsibility for the proposed resolution and supporting statement. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below.

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is also our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our board D. Our Lead Director Mollie Hale Carter had the longest tenure of our directors and this long-tenure detracts from the director independence needed in order to be an effective Lead Director. Kelvin Westbrook, was potentially over-committed with seats on 3 other company boards and was additionally on our executive pay committee. Thomas O’Neill, on our audit committee, received our highest negative votes. Patrick Moore, also on our audit committee, was negatively flagged by GMI for being a director of Smurfit-Stone Container Corporation as it went bankrupt. GMI said ADM had a history of significant restatements, special charges or write-offs.

In the area of executive pay ADM can give long-term incentive pay to our CEO for below-median performance. Unvested equity pay would not lapse upon CEO termination. There was the potential for excessive golden parachutes. A significant portion (30%) of our company’s cash award to executives was at the discretion of our executive pay committee.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman — Proposal 4

Recommendation of the Board of Directors AGAINST the Proposal

The Board has carefully considered the above proposal and believes that it is not in the best interests of the Company or its stockholders to deprive the Board of important flexibility by requiring the Chairman of the Board of Directors to be an independent member of the Board.

The Board currently has no policy with respect to the separation of the office of Chairman of the Board and the Chief Executive. The Company’s Corporate Governance Guidelines provide that the independent directors will evaluate the Board’s leadership structure periodically to determine whether it is in the best interests of the Company and its stockholders to combine or separate the offices of Chief Executive and Chairman. The independent directors value the flexibility they have to make a determination of who is best suited to serve as Chairman based on the position and direction of the Company and the constitution of the Board and management team. The Board has determined that having Ms. Woertz serve as Chairman is in the best interest of the Company and its stockholders at this time because she is responsible for the day-to-day management of the Company and the development and implementation of the Company’s strategy and has access to the people, information and resources necessary to facilitate Board function, which contributes to an efficient and effective Board.

The proposed policy would remove the flexibility the Board currently has and narrow the governance arrangements that the Board may consider, which would be contrary to the best interests of the Company’s stockholders. The Board believes that it should be allowed to use its business judgment to select the director it believes is best suited to serve as Chairman and to change that determination as facts and circumstances, including personnel, change.

The Board recognizes, however, that it is critical to the health of the Company that the Board operates independently of management and has the benefit of independent leadership. Accordingly, the Company’s Corporate Governance Guidelines provide that when the Chief Executive Officer is also the Chairman of the Board, the independent directors will annually elect a Lead Director from among themselves. The Nominating/Corporate Governance Committee is responsible for recommending a candidate for Lead Director. The specific duties and responsibilities of the Lead Director, as provided in the Corporate Governance Guidelines, are as follows:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors;

•	serves as liaison between the Chairman and the independent Directors;

•	consults with the Chairman on meeting agendas, schedules and information provided to the Board;

•	has the authority to call meetings of the independent Directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.

In addition to having a Lead Director position with significant responsibilities, the Company has the following governance structures in place to support the independent operation of the Board:

•	all of the current directors other than Ms. Woertz are independent under the standards of the New York Stock Exchange;

•	the Board’s Audit Committee, Compensation/Succession Committee, and Nominating/Corporate Governance Committee are composed solely of independent directors;

•

non-management directors meet privately in executive session presided over by the Lead Director at least quarterly, and if any of the non-management directors are not independent pursuant to the Board’s independence determination, at least one executive session each year will include only independent directors;

•	directors have full and free access to the officers and employees of the Company; and

•	the Board and each committee of the Board has the power to retain experts or advisors without consulting or obtaining the approval of any officer of the Company.

The Board also does not believe the proposed policy is necessary to ensure that the Board effectively monitors the performance of the Chief Executive Officer. The Board’s process for evaluating the Chief Executive Officer’s performance is coordinated by the Lead Director and involves the participation of all of the non-management Board members. The evaluation is done annually in executive session, and the Compensation/Succession Committee considers the results when determining and approving the elements of the Chief Executive Officer’s compensation. The evaluation of the Chief Executive Officer’s performance is not hindered by the absence of an independent Chairman.

The Board believes that the Company’s balanced and flexible corporate governance structure, including a Lead Director with significant responsibilities, makes it unnecessary and ill advised to impose an absolute requirement that the Chairman be an independent director.

Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, no later than November 21, 2014, in order to be included in such proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between January 31, 2015 and March 2, 2015 (or, if the next annual meeting is called for a date that is not within the period from April 1, 2015 to May 31, 2015, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Shareholder Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Shareholder Relations at 217/424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors ARCHER-DANIELS-MIDLAND COMPANY

D. C. Findlay, Secretary

March 21, 2014

ANNEX A

Definition and Reconciliation of Non-GAAP Measures

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital”. Adjusted ROIC Earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified items. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital, or WACC.

We use Adjusted EBITDA to mean EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) adjusted for specified items. Management uses Adjusted EBITDA to measure profitability of the Company after adjusting for certain specified items.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted ROIC earnings to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amounts reported under GAAP; of Adjusted EBITDA to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; and the calculation of Adjusted ROIC each for the period ended December 31, 2013.

Adjusted ROIC Calculation (twelve months ended December 31, 2013)
Adjusted ROIC Earnings*	1,763	=	6.46%
Adjusted Invested Capital*	27,294

*(in millions)

A-1

Adjusted ROIC Earnings(3)
(In Millions)	Quarter Ended				Four Quarters Ended Dec 31, 2013
	Mar 31, 2013	Jun 30, 2013	Sep 30, 2013	Dec 31, 2013

Net earnings attributable to ADM	$269	$223	$476	$374	$1,342
Adjustments
Interest expense	106	107	105	95	413
LIFO	34	39	(298)	—	(225)
Other specified items	21	82	17	278	398

Total adjustments	161	228	(176)	373	586
Tax on adjustments	(62)	(85)	74	(55)	(128)

Net adjustments	99	143	(102)	318	458

ROIC Earnings	368	366	374	692	1,800
FCPA Charge, net of tax	(17)	(20)	—	—	(37)

Total Adjusted ROIC Earnings	$351	$346	$374	$692	$1,763

Adjusted Invested Capital(3)					Trailing Four Quarter Average
	Quarter Ended
	Mar 31, 2013	Jun 30, 2013	Sep 30, 2013	Dec 31, 2013

Shareholders’ Equity(1)	$18,953	$18,990	$19,538	$20,156	$19,409
+ Interest-bearing liabilities(2)	8,865	7,526	6,886	6,872	7,537
+ LIFO adjustment (net of tax)	346	370	185	185	272
+ Other specified items	12	52	18	259	85

Invested Capital	28,176	26,938	26,627	27,472	27,303
FCPA Charge, net of tax	(17)	(20)	—	—	(9)

Total Adjusted Invested Capital	$28,159	$26,918	$26,627	$27,472	$27,294

(1) Excludes noncontrolling interests

(2) Includes short-term debt, current maturities of long-term debt, capital lease obligations and long-term debt

(3) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(1)	Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted ROIC Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, the after tax effect of the LIFO reserve, and the after tax effect of other specified items.
(2)	Other specified items are comprised of GrainCorp-related charges of $3 million ($2 million, after tax), FCPA charges of $25 million ($17 million, after tax), and a net tax credit of $7 million for the quarter ended March 31, 2013; GrainCorp-related charges of $54 million ($33 million, after tax), FCPA charges of $29 million ($20 million, after tax), and a net tax credit of $1 million for the quarter ended June 30, 2013; GrainCorp-related gains of $22 million ($13 million, after tax), asset impairment charges of $23 million ($15 million, after tax), and a net tax charge of $16 million for the quarter ended September 30, 2013; and GrainCorp-related charges of $175 million ($167 million, after tax), asset impairment charges of $81 million ($70 million, after tax), restructuring charge of $3 million ($3 million, after tax) and a net tax charge of $19 million for the quarter ended December 31, 2013.
(3)	ROIC Earnings of $1,800 divided by Invested Capital of $27,303 results in Return on Invested Capital of 6.59%.

Adjusted EBITDA(1) (In Millions)	Twelve Months Ended Dec 31, 2013

Net earnings attributable to ADM	$1,342
Net earnings attributable to noncontrolling interests	12
Income taxes	670

Earnings before income taxes	2,024

Interest Expense	413
Depreciation and amortization	850

EBITDA	$3,287

Adjustments:

LIFO credit	(225)
GrainCorp-related charges	210
Asset impairment charges	104
Restructuring charges	3

Adjusted EBITDA	$3,379

(1) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(1)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above.

A-2

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m. Eastern Time, on April 30, 2014.
Vote by Internet
• Log on to the Internet and go to
http://proxy.georgeson.com/
• Follow the steps outlined on the secured website.
Vote by telephone

 • Call toll free 1-877-456-7915 within the USA,

    US territories & Canada any time on a touch tone

    telephone. There is NO CHARGE to you for the call.

 • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Archer-Daniels-Midland Company’s Board of Directors recommends you vote “FOR” Proposals 1, 2, and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.L. Boeckmann	☐	☐	☐	02 - M.H. Carter	☐	☐	☐	03 - T.K. Crews	☐	☐	☐

	04 - P. Dufour	☐	☐	☐	05 - D.E. Felsinger	☐	☐	☐	06 - A. Maciel	☐	☐	☐

	07 - P.J. Moore	☐	☐	☐	08 - T.F. O’Neill	☐	☐	☐	09 - F. Sanchez	☐	☐	☐

	10 - D. Shih	☐	☐	☐	11 - K.R. Westbrook	☐	☐	☐	12 - P.A. Woertz	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2014.	☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐

Archer-Daniels-Midland Company’s Board of Directors recommends you vote “AGAINST” Proposal 4:
		For	Against	Abstain
4.	Independent Board Chairman.	☐	☐	☐	5. In their discretion, upon any other business that may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of

Archer-Daniels-Midland Company Stockholders

May 1, 2014

8:30 a.m. Central Time

James R. Randall Research Center

1001 Brush College Road

Decatur, Illinois

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 1, 2014

The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints P.J. Moore, M.H. Carter and P.A. Woertz as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on March 10, 2014, at the Annual Meeting of Stockholders to be held on May 1, 2014 and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.

(Important – To be signed and dated on reverse side)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

+
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE REVERSE SIDE OF THIS CARD.